                                     SECOND
                                    RESTATED
                                REVOLVING CREDIT
                                       AND
                               TERM LOAN AGREEMENT



                                   Dated as of
                                 August 25, 1997


                                      among

                          MIDDLE BAY OIL COMPANY, INC.

                            BISON ENERGY CORPORATION

                                       and

                                SHORE OIL COMPANY

                                   "Borrowers"

                                       and


                     BANK OF OKLAHOMA, NATIONAL ASSOCIATION

                                     "Bank"

                                     SECOND
                            RESTATED REVOLVING CREDIT
                                       AND
                               TERM LOAN AGREEMENT


         THIS SECOND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of August 25, 1997, is made and entered into between and among MIDDLE BAY OIL COMPANY, INC., an Alabama corporation ("Middle Bay"), BISON ENERGY CORPORATION, a Kansas corporation, ("Bison") and SHORE OIL COMPANY, a Texas corporation ("Shore") (Middle Bay, Bison and Shore being collectively referred to as the "Borrowers") and BANK OF OKLAHOMA, NATIONAL ASSOCIATION ("BOk").

         WITNESSETH:

         WHEREAS, Middle Bay, Bison and BOk entered into that certain Restated Revolving Credit and Term Loan Agreement dated as of March 31, 1997 (the "Existing Agreement") pursuant to which BOk issued a $15,000,000.00 convertible revolving credit facility commitment and a $50,000.00 irrevocable standby letter of credit facility (collectively the "Existing Commitments") as secured by the Collateral and Security Instruments described and defined in the Existing Agreement;

         WHEREAS, Middle Bay has acquired all of the outstanding issued capital stock of Shore and has also acquired (with loan proceeds extended by the Bank under the Existing Agreement) from Great River Oil & Gas Corporation ("Seller") certain interests in two (2) oil and gas wells located in the State of Louisiana ("Seller Properties");

         WHEREAS, Shore has an outstanding credit commitment from Wells Fargo Bank, N.A. ("Wells Fargo") in the maximum principal amount of $20,000,000.00 (the "Shore Commitment") secured by the Shore Properties described and defined in Article IV hereof below, which indebtedness evidenced and issued pursuant to the Shore Commitment has been assumed by Middle Bay as a result of Middle Bay's acquisition of Shore;

         WHEREAS, the Borrowers have applied to BOk to modify the existing convertible revolving credit facility commitment (including consolidation therewith of the Shore Commitment by discharge of Shore's existing indebtedness to Wells Fargo) in the increased maximum principal amount of FIFTY MILLION and NO/100 DOLLARS ($50,000,000.00), subject in all respects to the borrowing base and other provisions, limitations and conditions hereof, including, without limitation, Section 10.1 hereof, and to be evidenced by Borrowers' promissory note payable to the order of BOk and dated as of even date herewith (the "Convertible Note"), the outstanding principal balance of which shall be converted on the Conversion Date to a term facility maturing March 31, 2004 (collectively the "Commitments"); and

         WHEREAS, BOk is willing to extend its Percentage Interest in the Commitment to the Borrowers upon the terms and conditions herein set forth and upon Borrowers' granting, continuing, ratifying and restating in favor of Bank a continuing and continuous first and prior mortgage lien, pledge of and security interest in certain oil and gas leasehold, mineral and mining interests, all as more particularly described and defined in the Sixth Amended Mortgage and the Louisiana Mortgage, each of even date, as collateral and security for all indebtedness incurred pursuant to the Commitments described and defined in the Existing Agreement or herein, including without limitation, the Shore Properties and the Seller Properties, subject in all respects to BOk's Commitment hereunder not in excess of $15,000,000 and subject to Borrowers' agreement to such additional Bank(s), Assignee(s) or Credit Participant(s) as may be obtained by mutual consent of BOk and Borrowers in accordance with the provisions of Articles X and XI hereof.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree, as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

         When used herein, the following terms shall have the following meanings:

         1.1 "Adjusted Gross Proceeds" shall mean (i) all proceeds received by the Borrowers during the applicable period, whether directly or indirectly, from purchasers of Hydrocarbons produced from the Mortgaged Property, plus (ii) all amounts which Borrowers were entitled to receive during such period but which were offset by the purchaser of production or an intermediary against obligations owing by the Borrowers; less the amount of all gathering, severance and windfall profits taxes required to be paid by the Borrowers with respect to said proceeds and all royalty and overriding royalty payments to third parties and all ordinary and necessary operating expenses paid by the Borrowers with respect to the Mortgaged Property, if not already deducted or withheld by the purchaser or an intermediary, excluding only such expenses that (i) qualify as capitalized items under GAAP or (ii) are defined or described in the energy industry as workover expenses or costs.

         1.2 "Administrative Agent" shall mean BOk as appointed by the Banks pursuant to Section 10.2 hereof.

         1.3 "Applicable Prime Rate" shall mean the annual rate of interest announced by Chase Manhattan Bank, National Association, New York, New York ("Chase") from time to time as its prime or base rate, which shall be the rate used by Chase as a base or standard for pricing purposes and which shall not necessarily be its "best" or lowest rate. Should Chase cease to announce a prime or base rate, or should it be merged, consolidated, liquidated or dissolved in such a manner that it loses its separate corporate or banking identity, then the Applicable Prime Rate shall be the Prime Rate published by the Wall Street Journal in its "Money Rates" column or a similar rate if such rate ceases to be published. Any change in the Applicable Prime Rate shall be effective as of the date of the change.

         1.4      "Assignee(s)" shall have the meaning ascribed thereto in
Section 11.2 hereof.

         1.5 "Bank" shall initially mean only BOk and "Banks" shall mean each of the Persons listed as Banks on the signature page hereto, including BOk in its capacity as a Bank and such other Persons who may from time to time own a Percentage Interest in the Convertible Loan in accordance with Article X hereof, but the term "Bank" shall not include any Bank Participant.

         1.6 "Bank Borrowing Base" shall mean the lesser of the (i) Commitments or (ii) the Collateral Borrowing Base calculated in accordance with the provisions of Section 3.1 hereof.

         1.7 "BOk Borrowing Base" shall mean the lesser of the "BOk Commitment" or (ii) BOk's Percentage Interest in the Bank Borrowing Base.

         1.8 "BOk Commitment" shall mean BOk's portion of the Commitments which shall not exceed $15,000,000 unless and until BOk agrees in writing to increase such BOk Commitment above $15,000,000 pursuant to the provisions of Articles X and XI hereof.

         1.9 "Business Day" shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Oklahoma are closed to business generally.

         1.10 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, together with all regulations and rulings promulgated with respect thereto.

         1.11 "Closing Date" shall mean the date the Loan Documents are executed and delivered to the Bank.

         1.12     "Collateral" shall have the meaning assigned to that term in
Article IV of this Agreement.

         1.13 "Collection Account" shall mean the Collection Account described in Section 5.1 of this Agreement.

         1.14 "Commitments" shall mean the agreement of the Banks at any time prior to the Conversion Date to make Convertible Loan advances under this Agreement in the maximum aggregate outstanding principal amount of $50,000,000, including therein the $50,000 Letter of Credit facility previously extended by BOk under Section 2.4 of the Existing Agreement.

         1.15 "Conversion Date" shall mean March 31, 1998, or such later date as the Banks shall agree to in writing.

         1.16     "Convertible Loan" shall have the meaning ascribed to it in
Section 2.1 of this Agreement.

         1.17 "Corresponding Source of Funds" shall mean in the case of any Libor-Rate Funding Period, the proceeds of hypothetical receipts by the Banks through a branch, subsidiary or affiliate of one or more Dollar deposits in the interbank eurodollar market at the beginning of the applicable thirty (30), sixty (60), ninety (90) or one hundred eight (180) day Libor-Rate Funding Period and in an aggregate amount approximately equal to the Convertible Loan advance covered by such Funding Period(s).

         1.18 "Credit Participant" is defined in Section 11.2 of this Agreement.

         1.19 "Default Rate" shall mean the Applicable Prime Rate plus six percentage points (6.0%) per annum.

         1.20 "Dollar", "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

         1.21 "Environmental Laws" shall mean Laws, including without limitation federal, state or local Laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including without limitation CERCLA, SARA, RCRA, HSWA, OPA, HMTA, TSCA and other Laws relating to (i) Polluting Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.

         1.22 "ERISA" shall mean the Federal Employee Retirement Income Security Act of 1974, as amended, together with all regulations and rulings promulgated with respect thereto.

         1.23     "Event of Default" shall mean any of the events specified in
Section 9.1 of this Agreement, and "Default" shall mean any event, which together with any lapse of time or giving of any notice, or both, would constitute an Event of Default.

         1.24 "Funding Period(s)" shall have the meaning assigned to such term in Section 2.6(b) hereof.

         1.25 "GAAP" shall mean generally accepted accounting principles applied on a consistent basis in all material respects to those applied in the preceding period. Unless otherwise indicated herein, all accounting terms will be defined according to GAAP.

         1.26 "hereby", "herein", "hereof", "hereunder" and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

         1.27 "HMTA" shall mean the Hazardous Materials Transportation Act, as amended, together with all regulations and rulings promulgated with respect thereto.

         1.28 "HSWA" shall mean the Hazardous and Solid Waste Amendments of 1984, as amended, together with all regulations and rulings promulgated with respect thereto.

         1.29 "Hydrocarbons" shall have the meaning assigned to that term in the Mortgages.

         1.30 "Indebtedness" shall mean and include any and all: (i) indebtedness, obligations and liabilities of the Borrowers to the Banks incurred or which may be incurred hereafter pursuant to the terms of this Agreement or any of the other Loan Documents, and any extensions, renewals, substitutions, amendments and increases in amount thereof, including such amounts as may be evidenced by the Notes and all lawful interest thereon, all outstanding and unadvanced Letters of Credit, letter of credit fees, commitment fees and other charges, and all reasonable costs and expenses incurred by the Administrative Agent or the Banks in connection with the preparation, filing and recording of the Loan Documents, including attorneys fees; (ii) all reasonable costs and expenses, including attorneys' fees, paid or incurred by the Administrative Agent or the Banks in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness and in protecting and preserving the Banks' interest in the Indebtedness or any collateral or security for any Indebtedness in any bankruptcy or reorganization proceeding, including interest on all sums so expended by the Administrative Agent or the Banks accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (iii) sums expended by the Administrative Agent or the Banks in curing any Event of Default or Default of the Borrowers under the terms of this Agreement, the other Loan Documents or any other security agreement or other writing evidencing or securing the payment of the Notes and the Letters of Credit together with interest on all sums so expended by the Administrative Agent or the Banks accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; and (iv) all "Indebtedness" or "Secured Indebtedness" as said terms are defined in each of the Loan Documents.

         1.31 "Laws" shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

         1.32 "Letters of Credit" shall mean any and all letters of credit now existing or hereafter issued by the Bank pursuant to the request of any of the Borrowers in accordance with the provisions of Section 2.12.1 hereof which at any time remain outstanding and subject to draw by the beneficiary, whether in whole or in part, including without limitation, the $50,000 standby letter of credit issued pursuant to Section 2.4 of the Existing Credit Agreement.

         1.33 "Letter of Credit Exposure" means, at any date, the sum of (a) the aggregate face amount of all drafts that may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding, plus (b) the aggregate face amount of all drafts that the Letter of Credit Issuer has previously accepted under Letters of Credit but has not paid.

         1.34 "Letter of Credit Issuer" means, for any Letter of Credit, BOk, or in the event BOk does not for any reason issue a requested Letter of Credit, another Bank designated by BOk to issue such Letter of Credit in accordance with Section 2.12.1 of this Agreement.

         1.35 "Libor-Rate" and "Libor-Rate Options" shall have the meanings assigned to those terms as described in Section 2.6(a) hereof.

         1.36 "Libor-Rate Funding Periods" shall have the meaning assigned to that term as described in Section 2.6(b) hereof.

         1.37 "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction).

         1.38 "Lien Notice" shall mean notice received or obtained by the Banks or knowledge obtained by the Banks of any Lien being claimed (whether valid or not) by any Person, other than the Banks or a trustee on behalf of the Banks, with respect to the Mortgaged Property.

         1.39 "Loan Documents" shall mean this Agreement, the Notes, the Security Instruments and all other documents, instruments, title reports, title opinions and certificates executed and delivered to the Administrative Agent or the Banks by the Borrowers pursuant to the terms of this Agreement or the Existing Agreement.

         1.40 "London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market which is also a Business Day.

         1.41 "Month", with respect to a Libor-Rate Funding Period, shall mean the interval between the Fixed Dates in consecutive calendar months as to such Libor-Rate Funding Period. The "Fixed Date" shall mean the first day of such Period and in a succeeding calendar month as to such Period shall mean the day in such calendar month numerically corresponding to such first day except
(a) if there is no such numerically corresponding day in a succeeding calendar month the "Fixed Date" for such calendar month shall mean the last London Business Day of such calendar month, (b) if such first day is the last day of a calendar month the "Fixed Date" for any succeeding calendar month shall mean the last London Business Day of such calendar month and (c) otherwise, if a numerically corresponding day in a succeeding calendar month is not a London Business Day, the "Fixed Date" for such calendar month shall mean the next following day that is a London Business Day.

         1.42     "Mortgages" shall have the meaning assigned to that term in
Section 4.1(a) of this Agreement.

         1.43 "Mortgaged Property" shall have the meaning assigned to that term in the Mortgages.

         1.44     "Notes" shall mean (i) the Convertible Note described in
Section 2.2 of this Agreement and (ii) the Letter of Credit Note described in
Section 2.4 of the Existing Agreement, together with each and every extension, renewal, modification, replacement, substitution and change in form of either thereof which may be from time to time and for any term or terms effected.

         1.45 "Official Body" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

         1.46 "OPA" shall mean the Oil Pollution Act of 1990, as amended, together with all regulations and rulings promulgated with respect thereto.

         1.47 "Options" shall mean the Prime Rate Option and the Libor-Rate Options, as the case may be.

         1.48 "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.

         1.49 "Polluting Substances" shall mean all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in CERCLA/SARA, RCRA/HSWA and in the HMTA; provided, in the event either CERCLA/SARA, RCRA/HSWA or HMTA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided further, to the extent that the Laws of any State or other Tribunal establish a meaning for "hazardous substance, "hazardous waste," "hazardous material," "solid waste" or "toxic substance" which is broader than that specified in CERCLA/SARA, RCRA/HSWA, or HMTA, such broader meaning shall apply.

         1.50 "Prime Rate Option" shall have the meaning assigned to that term as described in Section 2.6(a)(i) hereof.

         1.51 "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended, together with all regulations and rulings promulgated with respect thereto.

         1.52     "Register" is defined in Section 11.1.3 of this Agreement.

         1.53 "Required Banks" with respect to any approval, consent, modification, waiver or other action to be taken by the Administrative Agent or the Banks under the Loan Documents which require action by the Required Banks, such Banks that own 66 2/3% of the outstanding Percentage Interests (it being stipulated that notwithstanding BOk's Percentage Interest set forth in Section
10.1 hereof, that for so long as BOk is the only Bank under this Agreement, BOk shall be deemed to be the holder of 100% of the outstanding Percentage Interest for purposes of the definition of "Required Banks" as contemplated hereby), except only as otherwise provided in Section 10.6 of this Agreement.

         1.54 "SARA" shall mean the Superfund Amendments and Reauthorization Act of 1987, as amended, together with all regulations and rulings promulgated with respect thereto.

         1.55 "Security Instruments" shall mean the Mortgages and all other financing statements, mortgages, assignments, security agreements, documents or writings of any and all amendments and supplements thereto, granting, conveying, assigning, transferring or in any manner providing the

Bank with a security interest or mortgage lien in any property as security for the repayment of all or any part of the Indebtedness.

         1.56 "Standard Notice" shall mean an irrevocable notice provided to the Banks on a Business Day which is at least one Business Day in advance in the case of selection of, conversion to or renewal of a Libor-Rate Option or Libor Funding Period(s) or prepayment of either of such Options. Standard Notice must be provided no later than 10:00 a.m., Central Time in Tulsa, Oklahoma, on the last day permitted for such notice.

         1.57 "Taxes" shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.

         1.58 "Tribunal" shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

         1.59 "TSCA" shall mean the Toxic Substances Control Act, as amended, together with all regulations and rulings promulgated with respect thereto.

         Accounting Principles, Terms and Determinations. All references in this Agreement to "GAAP" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrowers and their Subsidiaries delivered pursuant to clause
(b) of Section 7.9 or, if no such statements have been so delivered, the most recent audited financial statements referred to in Section 8.3 hereof.



                                   ARTICLE II

                                      LOANS

         2.1 Convertible Loan. The Banks agree, upon the terms and subject to the conditions hereinafter set forth, severally in accordance with their respective Percentage Interests and Commitments to make revolver loans and issue Letters of Credit from time to time on or after the Closing Date to the Borrowers jointly, the unpaid principal balance of which revolver loans is automatically convertible to a seventy-two (72) month term loan on the Conversion Date ("Convertible Loan") in an amount equal to the lesser of the unpaid principal balance of the Convertible Note on the Conversion Date (including without limitation, draws on Letters of Credit issued hereunder or on the Letter of Credit Note), or the Collateral Borrowing Base as defined in
Section 3.1 hereof, proceeds of which Convertible Loan advances shall be requested only for the limited purposes hereinafter described.

         Each Convertible Loan requested by the Borrowers from the Banks from the Closing Date until the Conversion Date shall (i) be requested in writing by Middle Bay (as agent on behalf of all of the Borrowers) pursuant to a Convertible Loan Advance Request, the form of which is annexed hereto as Exhibit A, no later than 12:00 noon (applicable current time in Tulsa, Oklahoma) on the date upon which the advance is to be made, (ii) be in the amount of $10,000.00 or an integral multiple thereof (unless the amount then available to borrow is less than $10,000.00, in which event an advance may be made in the amount available);
(iii) not cause the aggregate outstanding and unpaid principal amount of the Convertible Note to exceed the Collateral Borrowing Base; and (iv) be advanced by the Banks on the applicable date, provided the request is timely made in accordance with Section 2.1(i) hereof and all other conditions of funding are met. All advances made by the Banks shall, for mutual convenience, be deposited to Borrowers' general deposit account No. 207928428 with the Administrative Agent (the "General Account"). The Banks shall have no responsibility to monitor the distribution of such advances in any other respect. The Borrowers may reborrow subject to the limitations and conditions for the Convertible Loan contained herein. All advances made by the Banks on the Convertible Note (including the payment of drafts drawn on Letters of Credit) and all payments or prepayments of principal and interest thereon made by the Borrowers shall be recorded by the Administrative Agent in its records, and the aggregate unpaid principal amount so recorded shall be conclusive evidence of the principal amount owing and unpaid on the Convertible Note. The failure to so record shall not, however, limit or otherwise affect the joint and several obligations of the Borrowers hereunder or under the Convertible Note to repay the principal amount of each Convertible Loan together with all interest accrued thereon. If additional lines or blanks shall be needed for the purpose of recording advances or payments on the schedule, one or more additional schedules may be annexed to the Convertible Note and shall become a part thereof.

         2.2 Convertible Note. On the Closing Date the Borrowers shall execute and deliver to the order of BOk their joint and several promissory note in the principal amount of $50,000,000.00, the form of which is annexed hereto as Exhibit "B-1" and hereby made a part hereof (hereinafter referred to as the "Convertible Note"). The Convertible Note shall be dated as of the Closing Date, shall provide for monthly interest payments due on the last day of every month commencing August 31, 1997. The unpaid and outstanding principal balance of the Convertible Note shall be converted on the Conversion Date to a term loan payable in seventy-one (71) consecutive monthly principal payments, each equal to one-seventy-second (1/72nd) of the lesser of the then outstanding principal balance of the Convertible Note or the Collateral Borrowing Base (initially $15,000,000.00 from the Closing Date through the first effective date of the Redetermined Borrowing Base) as redetermined as of September 30, 1997 (the "Redetermined Borrowing Base") payable on the last day of each calendar month commencing March 31, 1998, with the remaining principal payable at final maturity on March 31, 2004. The Convertible Note shall bear interest on unpaid balances of principal from time to time outstanding and on any past due interest at a variable annual Option rate or Option rates per annum determined pursuant to Section 2.6 hereof, but in no event at a rate greater than permitted by applicable law. All payments received shall be applied first to accrued interest and then to the outstanding principal amount owing on the Convertible Note. The Borrowers may from time to time make prepayments of principal without premium or penalty, provided that on or after April 1, 1998, interest on the amount prepaid, accrued to the prepayment date, shall be paid on such prepayment date. The Borrowers may not reborrow any amounts paid or prepaid on the Convertible Note on or after the Conversion Date. All payments and prepayments shall be made in lawful money of the United States of America. Any payments or prepayments on the Convertible Note received by the Administrative Agent after 12:00 noon (applicable current time in Tulsa, Oklahoma) shall be deemed to have been made on the next succeeding Business Day. All outstanding principal of and unpaid accrued interest on the Convertible Note not previously paid hereunder shall be due and payable at final maturity on March 31, 2004, unless such final maturity shall be extended by the Banks in writing or accelerated pursuant to the terms hereof. After maturity (whether by acceleration or otherwise) the Convertible Note shall bear interest at the Default Rate, payable on demand. Interest shall be calculated on the basis of a year of 360 days but assessed for the actual number of days elapsed in each accrual period.

         2.3 Proceeds of Convertible Loans. Proceeds of the Convertible Loan shall be used only for the purposes of (i) consolidation herewith of the existing Convertible Loan of Middle Bay and

Bison to the Bank outstanding pursuant to the Existing Agreement, (ii) discharging the Shore indebtedness to Wells Fargo by payment in full thereof to Wells Fargo, including extinguishment of the Shore Commitment and (iii) funding Borrowers' future oil and gas mining and mineral acquisitions and development thereof subject to the Collateral Borrowing Base, the Bank Borrowing Base and the BOk Commitment.

         Unless its Convertible Loan Commitment shall be sooner terminated pursuant to the provisions of this Agreement or the other Loan Documents, the Convertible Loan shall mature on March 31, 2004. All advanced but unpaid amounts on Bison's and Middle Bay's existing $15,000,000.00 Convertible Loan credit with the Bank, as presently established under the Existing Agreement, and any outstanding amounts owed to Wells Fargo on the Shore Commitment shall be paid in full out of the Convertible Loan proceeds. The outstanding principal balance on the existing Convertible Note issued pursuant to the Existing Agreement is $8,851,298.47 as of the date hereof. The remaining funds available under the Convertible Loan shall be used by Borrowers in their acquisition and development of certain oil and gas working interests and other acquisitions of proven developed reserve properties.

         2.4 Proceeds of Sale of Mortgaged Property. In the event any undivided interest in any of the Mortgaged Property is sold when the Borrowers are not in default hereunder, the "Sales Proceeds" of any such sale shall be applied to the outstanding principal balance of the Convertible Note in the inverse order of the due date of scheduled monthly installments; provided, however, no such sale shall occur without the prior written consent of each of the Banks, not to be unreasonably withheld. All such amounts shall be applied to principal installments due under the Convertible Note in inverse order of their maturity. For purposes of this section, "Sales Proceeds" shall mean the greater of (i) sixty-five percent (65%) of the gross sales price of such Mortgaged Property; or (ii) sixty-five percent (65%) of the discounted present worth of the Mortgaged Property as evaluated and determined by BOk's most recent semi-annual engineering reports required by Section 3.1 hereof. In the event the oil and gas properties sold were not individually evaluated in the most recent semi-annual BOk engineering report, sixty-five percent (65%) of the gross sales price thereof shall be applied in reduction of the principal balance of the Convertible Note in the inverse order of the due date of scheduled monthly installments.

         2.5 Commitment Fees. From the Closing Date until the Convertible Loan is converted to the term loan pursuant to Section 2.2 hereof, the Borrowers shall pay to the Administrative Agent for the benefit of the Banks, as a commitment fee for its Convertible Loan Commitment, an amount equal to three eighths percentage point (0.375%) per annum of the amount by which the then applicable Convertible Borrowing Base exceeds the aggregate of the outstanding unpaid principal balance of the Convertible Note plus the unfunded and outstanding portion of Letters of Credit from time to time computed daily on the basis of a calendar year of 360 days but assessed for the actual number of days elapsed during each accrual period. Such fee shall be payable quarterly as the same accrues on the fifteenth (15th) day after the end of each quarter-annual period ending March 31, June 30, September 30 and December 31, commencing October 15, 1997, and at the maturity of the Convertible Note, whether by acceleration or otherwise. Not sooner than three (3) days following the mailing by regular mail of notice of an intended debit, the amount of Commitment Fees payable for each such quarter shall be paid by debit to the General Account of Borrowers at BOk as more particularly described in Section 2.1 hereof) in such amount. For the purposes of this Section 2.5, Borrowers hereby appoint the Administrative Agent its attorney-in-fact for the execution and performance of such debits, and hereby absolves the Banks and the Administrative Agent of any loss or negligence arising by virtue of its exercise of such power, except only for gross negligence or willful misconduct. Said power shall be deemed a power coupled with an interest and shall be irrevocable.

         2.6      Interest Rates; Funding Period; Transactional Amounts.

         (a) Subject to the provisions hereof, Middle Bay, as agent for all of the Borrowers, shall select either the Prime Rate Option or the Libor-Rate Option for Convertible Loan advances hereunder. The Prime Rate Option is a rate per annum for each day equal to the Applicable Prime Rate for such day. There shall be no minimum Funding Period under the Prime Rate Option. The Libor-Rate Option from which Borrowers may select is a rate per annum (based on a year of 360 days and actual days elapsed) equal to the per annum Libor-Rate plus per annum percentage points (the "Libor Margin") as follows:

         Percentage of Collateral
         Borrowing Base Advanced
         Under Convertible Loan
         (including pending request
               per Section 2.1)                          Libor Margin
         ---------------------------                     -------------
                  < 75%                            1.75% above Libor-Rate
                  > 75%                            2.00% above Libor-Rate
                  -

"Libor-Rate" shall mean the rate of interest quoted for the "London Interbank Offered Rates (LIBOR)" category of the "Money Rates" column in the Wall Street Journal on the date of the Borrowers' initial Request for Advance for a Funding Period (or, if no Wall Street Journal is published on such day, the next previous publication date thereof) as the average of quotations at major money center banks for the applicable thirty (30), sixty (60), ninety (90) or one hundred eighty (180) day Funding Period available hereunder for the Libor-Rate Option two (2) London Business Days prior to the first day of such applicable Libor-Rate Funding Period. The Libor-Rate established on the date of the initial Request for Advance for a Funding Period shall be the interest rate basis used for each day in the applicable thirty (30), sixty (60), ninety (90) or one hundred eighty (180) day Libor-Rate Funding Period.

         The Administrative Agent shall give prompt notice to Middle Bay of the Libor-Rate so determined or adjusted, which determination or adjustment shall be conclusive if made in good faith. If the Wall Street Journal shall cease to publish such Libor-Rate quotations, the Administrative Agent shall determine such rates as the average of such Libor-Rate quotations of three (3) major New York money center banks of whom the Administrative Agent shall inquire.

         At the end of each applicable Funding Period, the Borrowers may either:
(i) repay all outstanding balances of principal and interest; or (ii) select the same or a different Option described above, including the same or a different Libor Rate Funding Period described below to apply to at least $1,000,000 of the outstanding principal balance of the Convertible Note. During any applicable Libor-Rate Funding Period, the Borrowers may not prepay (in part or in whole) the outstanding principal balance of the Note evidenced by such Funding Period amount and the Libor-Rate Funding Period shall continue until the end of the applicable Libor-Rate Funding Period.

         If the Prime Rate Option is selected, then at any time during the term of the Convertible Loan, Middle Bay may notify the Administrative Agent that Borrowers wish to convert to the Libor Rate Option. In such event, a minimum of $1,000,000 of the outstanding principal balance of principal on the Convertible Note shall convert to the Libor Rate Option.

         At any one time during the term of the Convertible Loan, only two (2) Libor-Rate Funding Periods may be in effect.

         (b) Funding Periods. At any time when Middle Bay shall select, convert to or renew one of the applicable Libor-Rate Funding Periods to apply to the Convertible Loan (in no event less than

$1,000,000), it shall fix such period during which such Libor-Rate shall apply, such periods (the "Funding Period") being set forth in the chart below:

        Interest Rate Option                    Available Funding Periods
        --------------------                    -------------------------

        Libor-Rate                              Option One month (30 days),
                                                two months (60) days,
                                                three months (90) days,
                                                or six months (180) days
                                                ("Libor-Rate Funding Periods");

provided, that each Libor-Rate Funding Period shall begin on a London Business Day and the duration of each applicable Libor-Rate Funding Period shall be determined in accordance with the definition of the term "Month" herein.

         (c) Interest After Maturity. After the principal amount of the Convertible Loan outstanding shall have become past due (by acceleration or past the stated maturity date except as renewed pursuant to Section 2.7(a) hereof), such Convertible Loan shall bear interest for each day until paid (before and after judgment) at the Default Rate.

        (d)       Libor-Rate Unascertainable; Impracticability. If

                  (i) on any date on which a Libor-Rate would otherwise be set the Administrative Agent shall have in good faith determined (which determination shall be conclusive) that:

                           (A) adequate and reasonable means do not exist for ascertaining such Libor-Rate,

                           (B) a contingency has occurred which materially and adversely affects the issuance of negotiable certificates of deposit by the Administrative Agent or the interbank eurodollar market, as the case may be, or

                           (C) the effective cost to the Administrative Agent of funding a Funding Period of the Libor-Rate Option from a Corresponding Source of Funds shall exceed the Libor-Rate applicable to such Funding Period, or

                  (ii) at any time the Administrative Agent shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of the Libor-Rate Option has been made impracticable or unlawful by compliance by the Banks in good faith with any Law or guideline or interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof or with any request or directive of any such Official Body (whether or not having the force of law);

then, and in any such event, the Administrative Agent may notify Middle Bay of such determination. Upon such effective date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of the Banks to allow the Borrowers to select, convert to or renew the Libor-Rate Option, as the case may be, shall be suspended until the Administrative Agent shall have later notified Middle Bay of the Banks' determination in good faith (which determination shall be conclusive) that the circumstances giving rise to such previous determination no longer exists.

        At the time the Banks make a determination under subsection (i) or (ii) of this Section 2.6(d) such notification by the Administrative Agent to the Borrower shall be deemed to provide for conversion of then existing Libor-Rate Option amounts to the Prime Rate Option on the effective date specified in such Administrative Agent's notification. Commencing on such effective date, the Banks shall utilize the Applicable Prime Rate or prepay such Libor Rate Option amounts in accordance with Section 2.8 hereof. If Middle Bay has previously notified the Administrative Agent of the selection of one or more Libor-Rate Option Funding Periods that have not yet gone into effect as of the foregoing notification date, such notification shall be deemed to provide for selection of or conversion to or renewal of the Prime Rate Option instead of the Libor-Rate Option(s).

        2.7       Conversion or Renewal of Libor-Rate Options.

         (a)      Conversion or Renewal. Subject to the provisions of Section
2.11 hereof the Borrowers may convert the expiring portion of the Convertible Loan to a different interest rate Option and/or may renew the Libor-Rate Option in accordance with Section 2.6(a) above. Whenever Borrowers desire to convert or renew any Libor Funding Period, Middle Bay shall provide the Administrative Agent with the following information:

                  (i) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made; and

                  (ii) The then applicable Libor Funding Period selected in accordance with Section 2.6(a) hereof.

Notice having been so provided, after the date specified in such notice (telephonic or where applicable, in writing) interest shall be calculated upon the entire principal amount of the Convertible Loan as so converted or renewed. Interest on the principal amount of the Convertible Loan converted or renewed (automatically or otherwise) shall be due and payable in accordance with the provisions of Section 2.9 hereof below.

         (b) Failure to Convert or Renew. Absent due notice from Middle Bay of conversion or renewal in the circumstances described in Section 2.6(a)(ii) hereof, the Libor Funding Period for which such notice is not received shall be converted automatically to the Prime Rate Option on the last day of the applicable expiring Funding Period.

         2.8 Prepayments. Subject to the provisions of Section 2.11 hereof the Borrowers shall have the right at their option from time to time to prepay the Convertible Loan in whole or part without premium or penalty at any time with respect to the Prime Rate Option. Borrowers may prepay any part of the Convertible Loan funded under an unexpired Libor Rate Funding Period on the date specified on a notice by the Administrative Agent pursuant to Section 2.6(d) hereof. In connection with any prepayment permitted hereby, Middle Bay shall provide the Administrative Agent with the following information:

                  (a) the date, which shall be a Business Day, on which the proposed prepayment is to be made; and

                  (b) the aggregate principal amount of such partial prepayment, which shall be the sum of the principal amounts selected pursuant to this Section 2.8 and which shall be an integral multiple of $100,000 plus applicable fees or charges, if any, imposed by the Banks in accordance with Section 2.11 hereof.

         2.9 Interest Payments Dates. Interest on the Convertible Note shall be due and payable on the last day of each month after the date hereof and on March 31, 2004. After maturity of the Convertible Loan (by acceleration or otherwise), interest thereon shall be due and payable on demand.

         2.10 Payments. All payments to be made in respect of principal, interest or other amounts due from the Borrowers hereunder or under the Convertible Note shall be payable at 2:00 P.M., Central Time in Tulsa, Oklahoma, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at its Tulsa, Oklahoma main banking office in Dollars in funds immediately available at such office without setoff, counterclaim or other deduction of any nature. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) interest or any other amounts due from the Borrowers hereunder or under the Convertible Note (excluding overdue principal, which shall bear interest as described in Section 2.6(c) hereof, but including interest payable under this Section 2.10), such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at the Default Rate.

        2.11      Additional Compensation in Certain Circumstances.

         (a) Compensation for Taxes, Reserves and Expenses on Outstanding Loans. If any Law or guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive of any Official Body (whether or not having the force of law):

                  (i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, the Banks (other than requirements expressly included herein in the determination of the Libor-Rate hereunder), or

                  (ii) imposes upon the Banks any other condition or expense with respect to this Agreement, the Convertible Note or its making, maintenance or funding of any part of the Convertible Loan or any security therefor, and the result of either of the foregoing is to increase the cost to, reduce the income receivable by or impose any expense (including loss of margin) upon the Banks with respect to this Agreement, the Convertible Note or the funding of any part of the Convertible Loan by an amount which the Banks deem to be material (the Banks being deemed for this purpose to have made, maintained and funded each Funding Period(s) of a Libor-Rate Option from a Corresponding Source of Funds), the Administrative Agent shall from time to time notify Middle Bay of the amount determined in good faith by the Banks together with reasonable substantiation thereof (which determination shall be conclusive) to be necessary to compensate the Banks for such increase in cost, reduction in income or additional expense. Such amount shall be due and payable by the Borrowers to the Administrative Agent ten (10) Business Days after such notice is given.

         (b) Indemnity. In addition to the compensation required by subsection (a) of this Section 2.11, the Borrowers shall indemnify the Administrative Agent and the Banks against any loss or expense (including loss of margin) which the Administrative Agent and/or any of the Banks has sustained or incurred as a consequence of any attempt by the Borrowers to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice stated herein to be irrevocable (the Banks having in their sole discretion the options (A) to give effect to such attempted revocation and obtain indemnity under this Section 2.11(b) or (B) to treat such attempted revocation as having no force or effect, as if never made). If the Banks sustain or incur any such loss or expense the

Administrative Agent shall from time to time notify Middle Bay of the amount determined in good faith by the Banks (which determination shall be conclusive absent manifest error) to be necessary to indemnify the Banks for such loss or expense (the Banks being deemed for this purpose to have made, maintained or funded each Funding Period(s) of the Libor-Rate Option from a Corresponding Source of Funds). Such amount shall be due and payable by the Borrowers to the Administrative Agent ten (10) Business Days after such notice is given.

         2.12.1 Letters of Credit. Upon the Borrowers' application from time to time by use of BOk's standard form Letter of Credit Application Agreement and subject to the terms and provisions therein and herein set forth, BOk agrees to issue standby letters of credit on behalf of the Borrowers under the BOk Commitment in an aggregate unfunded amount not in excess of $1,000,000 (including, without limitation, the outstanding $50,000 standby Letter of Credit issued pursuant to Section 2.4 of the Existing Agreement), provided that (i) any letters of credit issued on behalf of or on the account of Borrowers with an expiry date later than March 31, 1998, will, at the Bank's sole option, be fully secured and collateralized by cash or cash equivalent (certificate of deposit, time deposit or comparable investments) acceptable to the Bank in its sole discretion and held thereby from and after March 31, 1998, until expiration or cancellation of such letter(s) of credit or payment of all draws made thereon on demand of the Bank and (ii) no letter of credit will be issued on behalf of or for the account of the Borrowers if at the time of issuance the outstanding amount of all unpaid Convertible Loan advances (including the aggregate outstanding and unfunded amount of unexpired letters of credit then existing) under the Commitments as evidenced by the Convertible Note plus the maximum amount of such Letter of Credit then being requested would exceed the Bank Borrowing Base. If any letter of credit is drawn upon at any time, each amount drawn, whether a full or partial draw thereon, shall be automatically reflected by the Bank as an advance on the Convertible Note effective as of the date of BOk's honoring the sight draft. In consideration of BOk's agreement to issue standby letters of credit hereunder, the Borrowers agree to pay to BOk letter of credit fees equal to one and one-half percentage points (1.5%) per annum on the face amount of each letter of credit, which such fee shall be due and payable to BOK at the time of issuance of each applicable letter of credit.

         2.12.2 Banks' Participation in Letters of Credit. Upon the issuance of any Letter of Credit, a participation therein, in an amount equal to each Bank's Percentage Interest, shall automatically be deemed granted by the Letter of Credit Issuer to each Bank on the date of such issuance and the Banks shall automatically be obligated, as set forth in Section 10.4, to reimburse the Letter of Credit Issuer to the extent of their respective Percentage Interests for all obligations incurred by the Letter of Credit Issuer to third parties in respect of such Letter of Credit not reimbursed by the Borrowers. The Letter of Credit Issuer will send to each Bank a confirmation regarding the participations in Letters of Credit outstanding during such month.

         2.12.3 Presentation. The Letter of Credit Issuer may accept or pay any draft presented to it, regardless of when drawn and whether or not negotiated, if such draft, the other required documents and any transmittal advice are presented to the Letter of Credit Issuer and dated on or before the expiration date of the Letter of Credit under which such draft is drawn. Except insofar as instructions actually received may be given by the Borrowers in writing expressly to the contrary with regard to, and prior to, the Letter of Credit Issuer's issuance of any Letter of Credit for the account of the Borrowers and such contrary instructions are reflected in such Letter of Credit, to the maximum extent permitted by law the Letter of Credit Issuer may honor as complying with the terms of the Letter of Credit and with this Agreement any drafts or other documents otherwise in order signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for benefit of creditors, liquidator, receiver or other legal representative of the party authorized under such Letter of Credit to draw or issue such drafts or other documents.

         2.12.4 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Letter of Credit Issuer (the "Uniform Customs and Practice"), shall be binding on the Borrowers and the Letter of Credit Issuer except to the extent otherwise provided herein, in any Letter of Credit or in any other Loan Document. Anything in the Uniform Customs and Practice to the contrary notwithstanding:

                  (a) Neither the Borrowers nor any beneficiary of any Letter of Credit shall be deemed an agent of any Letter of Credit Issuer.

                  (b) With respect to each Letter of Credit, neither any Letter of Credit Issuer nor its correspondents shall be responsible, except to the extent required by law, for or shall have any duty to ascertain:

                           (i)      the genuineness of any signature;

                           (ii) the validity, form, sufficiency, accuracy, genuineness or legal effect of any endorsements;

                           (iii) delay in giving, or failure to give, notice of arrival, notice of refusal of documents or of discrepancies in respect of which any Letter of Credit Issuer refuses the documents or any other notice, demand or protest;

                           (iv) the performance by any beneficiary under any Letter of Credit of such beneficiary's obligations to the Borrowers;

                           (v) inaccuracy in any notice received by the Letter of Credit Issuer;

                           (vi) the validity, form, sufficiency, accuracy, genuineness or legal effect of any instrument, draft, certificate or other document required by such Letter of Credit to be presented before payment of a draft, or the office held by or the authority of any Person signing any of the same; or

                           (vii) failure of any instrument to bear any reference or adequate reference to such Letter of Credit, or failure of any Person to note the amount of any instrument on the reverse of such Letter of Credit or to surrender such Letter of Credit or to forward documents in the manner required by such Letter of Credit.

                  (c) In the event of any conflict between the provisions of this Agreement and the Uniform Customs and Practice and Article 5 of the Uniform Commercial Code, the provisions of this Agreement shall govern to the maximum extent permitted by applicable law.

         2.12.5 Modification, Consent. If the Borrowers request or consent in writing to any modification or extension of any Letter of Credit, or waive any failure of any draft, certificate or other document to comply with the terms of such Letter of Credit, and if the Letter of Credit Issuer consents thereto, the Letter of Credit Issuer shall be entitled to rely on such request, consent or waiver. This Agreement shall be binding upon the Borrowers with respect to such Letter of Credit as so modified or extended, and with respect to any action taken or omitted by such Letter of Credit Issuer pursuant to any such request, consent or waiver.

                                   ARTICLE III

                            COLLATERAL BORROWING BASE

         3.1      Semi-annual Engineering Reports.

         (a) The Borrowers shall deliver to the Administrative Agent at the Borrower's cost by each February 20 and August 20, commencing August 20, 1997 and at least twenty (20) days prior to any sale or disposition of any portion of the Mortgaged Property of $250,000.00 or more, as contemplated by Section 2.4 hereof, such current data, reports and engineering information as is necessary or appropriate for the Banks' engineers or any other independent petroleum engineer acceptable to the Banks to compile and prepare by each March 31 and September 30 (commencing September 30, 1997), and where applicable, by the closing of the prospective sale of Mortgaged Property as contemplated above, an engineering report in form and substance satisfactory to BOk, evaluating the proven producing oil and gas reserves attributable to the Borrowers' aggregate interest in the Mortgaged Property (as defined in subsection (b) below), together with the expenses attributable thereto. The engineering data and information furnished to the Administrative Agent by or on behalf of the Borrowers shall be accompanied by such other information as shall be requested by the Administrative Agent in order for it to make its determination of the Collateral Borrowing Base, and by a certificate of the Borrowers certifying that the Borrowers have good and defensible title to the Mortgaged Properties valued and that payments are being received from purchasers of production with respect to said interests. At any time after thirty (30) days of the receipt of such information and in no event later than each March 31 and September 30 (commencing September 30, 1997) the Administrative Agent, on behalf of the Banks shall make a determination concerning compliance of the present worth, using such pricing and discount factor as it deems appropriate pursuant to BOk's then applicable energy lending policies and procedures, of the future net revenue estimated by the Administrative Agent to be received by the Borrowers from production from the Mortgaged Properties so evaluated, multiplied by a percentage then determined by the Administrative Agent to be appropriate on the basis of the Bank's then applicable energy lending policies and criteria. The "Collateral Borrowing Base" shall not exceed the remainder of (i) the initial Collateral Borrowing Base amount of Fifteen Million Dollars ($15,000,000.00), or such redetermined Collateral Borrowing Base (the initial redetermination being effective as of September 30, 1997) less, after the Conversion Date, (ii) the then aggregate sum of all scheduled principal reductions payable on the Convertible Note as of such applicable March 31 or September 30 (inclusive thereof). The good faith determinations of the Administrative Agent in such respects shall be conclusive.

         (b) The term "Mortgaged Property" shall refer only to such properties covered by the Mortgage (or a supplemental mortgage or deed of trust, duly executed, acknowledged and delivered by the Borrowers to the Administrative Agent in form satisfactory to counsel for the Banks) and which properties are, at the time:

                  (i) Particularly and adequately described under the Mortgage or other supplemental mortgage or deed of trust;

                  (ii) Completed or developed (in the case of oil and gas leases) to the extent that value is being assigned to them by the Administrative Agent in connection with such evaluation and the Administrative Agent has determined that such properties are capable of producing oil or gas in commercial quantities; and

                  (iii) Approved as to title to the satisfaction of the Administrative Agent.

         (c) The initial Collateral Borrowing Base is stipulated to be $15,000,000.00 and shall remain in effect until September 30, 1997 or until otherwise changed by written agreement between the Borrower and the Banks or by the Administrative Agent pursuant to the procedures established herein.

         (d) Borrowers agree that the Banks shall be entitled at all times at its option to have the "Mortgaged Property" covered and encumbered by the Mortgage or supplemental mortgages or deeds of trust constitute one-hundred percent (100%) of the aggregate value of Borrowers' Proven Reserves determined in accordance with sub-sections 3.1(a) and (b) above. For the purpose of determining the Collateral Borrowing Base and compliance herewith, the term "Proven Reserves", in addition to properties that qualify as "Mortgaged Property" pursuant to the criteria hereof and of subsection 3.1(b), shall refer only to such other oil and gas mining, mineral and/or leasehold interests of Borrowers, if any, that satisfy the criteria of clauses (ii) and (iii) of subsection 3.1(b) hereof above in all respects.

         3.2 Collateral Deficiency. Should the aggregate unpaid outstanding principal balance of the Convertible Note (including outstanding portions of unexpired Letters of Credit) at any time be greater than the Collateral Borrowing Base in effect at such time, the Administrative Agent may notify the Borrowers in writing of the deficiency. Within ten (10) days from and after the date of any such deficiency notice the Borrowers shall notify the Administrative Agent in writing of its election to:

                  (a) Make a cash prepayment upon the Convertible Note in an amount sufficient to reduce the sum of the unpaid principal amount of the Convertible Note plus outstanding Letters of Credit to an amount equal to or less than the amount of the Collateral Borrowing Base;

                  (b) Adjust upward the monthly principal installments due on the Convertible Note for the next six (6) successive monthly payments to an amount that will reduce the sum of the outstanding principal balance of the Convertible Note plus outstanding Letters of Credit to the projected Collateral Borrowing Base as of the next immediate semi-annual redetermination thereof in accordance with the provisions of Section 3.1(a) hereof; or

                  (c) Convert the portion of the outstanding principal balance of the Convertible Note in compliance with the Collateral Borrowing Base to the seventy-two (72) month term payout provisions of Sections 2.1 and 2.2 hereof with the excess principal balance of the Convertible Note to be paid in accordance with the provisions of clause
         (b) hereof above.

If the Borrowers shall have elected to make a prepayment on the Convertible Note under Section 3.2(a) hereof, such prepayment shall be due within five (5) days after the Borrowers shall have notified the Administrative Agent of such election, and the prepayment shall be applied, at the Administrative Agent's option, to the principal payments of the Convertible Note in inverse order of maturity. If Borrowers shall elect to increase the Convertible Note monthly principal payments due to the Banks under Section 3.2(b) hereof, the Administrative Agent shall roll forward its then most current engineering determination and determine the projected Collateral Borrowing Base for the next successive determination date (either March 31 or September 30 as the case may be).

                                   ARTICLE IV

                                    SECURITY

         4.1 Collateral. The repayment of the Indebtedness shall be secured by a first and prior mortgage lien and security interest in and to all of the portions of the Mortgaged Property owned or hereafter acquired by the Borrowers, which has been granted to the Bank, pursuant to the terms of that certain (i) Sixth Amended and Supplemental Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment (with power of sale) dated as of even date herewith (the "Sixth Amended Mortgage") including properties situated in Texas, Arkansas, Alabama and Mississippi previously mortgaged to Wells Fargo by Shore and (ii) Collateral Act of Mortgage and Security Agreement dated as of even date herewith (the "Louisiana Mortgage") including the Louisiana properties and interests previously mortgaged to Wells Fargo by Shore and the interests in the two (2) Louisiana wells being acquired concurrently herewith from Seller (respectively the "Shore Properties" and the "Seller Properties") (via acquisition of Shore or otherwise) or its related entities with the Convertible Loan proceeds (collectively referred to as the "Mortgages") together with all prior security and collateral documents and/or instruments described or defined therein (including the Original Mortgage, the First Amended Mortgage, the Second Amended Mortgage, the Third Amended Mortgage, the Fourth Amended Mortgage and the Fifth Amended Mortgage defined therein) and all proceeds and products of the items or types of collateral described in this Article IV including without limitation, insurance proceeds and all cash, money, deposits and deposit or demand accounts of either or more or all of the Borrowers at any time in the possession or control of the Administrative Agent (the collateral described herein and in the Security Instruments being collectively referred to as the "Collateral").

         4.2 Additional Properties. In order to satisfy the BOk's optional one-hundred percent (100%) of Proven Reserves policy described in subsection 3.1(d) above, the Administrative Agent has the right, in its sole discretion, to elect to take any or all oil and gas reserves of all of the Borrowers as Collateral for the Indebtedness pursuant to such supplemental or additional mortgages, deeds of trusts or security agreements covering such additional properties in form and substance satisfactory to BOk and its counsel and in full compliance with the criteria of clauses (i), (ii) and (iii) of subsection 3.1(b) above as additional security for the Notes and the Indebtedness. All of such additional properties will be deemed part and parcel of the Collateral constituting security for the repayment of the Indebtedness.


                                    ARTICLE V

                               COLLECTION ACCOUNT

         5.1 Deposit of Production Proceeds. At the option of the Administrative Agent upon written notice to Middle Bay, Borrowers promptly thereafter shall cause all production payments and production run checks payable to Borrowers (whether or not encumbered by the Mortgages or any supplemental mortgages or deeds of trust) to be remitted by the purchasers thereof directly to a special joint lockbox account of the Borrowers established at the Administrative Agent's (the "Collection Account"), pursuant to its standard lockbox agreement to be executed by the Borrowers concurrently herewith.

         5.2 Transfer of Deposited Proceeds. So long as no Default has occurred hereunder or under any of the other Loan Documents, the Administrative Agent shall, on the earliest Business Day such funds are collected, transfer all such collected funds, if any, in the Collection Account to Borrowers' demand deposit account at the Administrative Agent. The Administrative Agent shall have no liability for the distribution of funds from such demand deposit account.

         5.3 Application After Default or Lien Notice. If Default has occurred under any of the Loan Documents or the Administrative Agent has received a Lien Notice or Lien Notices representing in the aggregate at least $50,000.00 in Liens outstanding at any time, the Administrative Agent shall be entitled to retain all funds paid into the Collection Account and to apply the same as received to the Indebtedness in such order and to such extent as the Administrative Agent shall determine in its discretion.

         5.4 Exculpation. The Banks and the Administrative Agent are hereby absolved from all liability for failure to enforce collection of any proceeds so assigned and from all other responsibility in connection therewith, except the responsibility to account to the Borrowers for funds actually received.

                                   ARTICLE VI

                          CONDITIONS PRECEDENT TO LOANS

         6.1 Conditions Precedent. The obligation of each Bank to make the Convertible Loan advances is subject to the satisfaction of all of the following conditions on or prior to the Closing Date (in addition to the other terms and conditions set forth herein):

                  (a) No Default. There shall exist no Event of Default or Default on the Closing Date.

                  (b) Representations and Warranties. The representations, warranties and covenants set forth in Article VIII shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

                  (c) Certificate. Borrowers shall have delivered to the Administrative Agent a Certificate, dated as of the Closing Date, and signed by the President or Vice President and the Secretary or Assistant Secretary of Borrowers certifying (i) to the matters covered by the conditions specified in subsections (a) and (b) of this Section 6.1, (ii) that each of the Borrowers has performed and complied with all agreements and conditions required to be performed or complied with by it prior to or on the Closing Date, (iii) to the name and signature of each officer of Borrowers authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which the Administrative Agent shall determine to be advisable. The Banks may conclusively rely on such Certificate until the Administrative Agent receives notice in writing to the contrary.

                  (d) Proceedings. Prior to the Closing Date, all corporate proceedings of the Borrowers shall be taken in connection with the transactions contemplated by the Loan Documents and shall be satisfactory in form and substance to the Administrative Agent and its counsel; and the Administrative Agent shall have received certified copies, in form and substance satisfactory to the Administrative Agent and its counsel, of the Articles or Certificate of Incorporation and By-Laws of the Borrowers and the resolutions of the Board of Directors of the Borrowers, as adopted, authorizing the execution and delivery of the Loan Documents, the borrowings under this Agreement, and the granting of the security interests in the Collateral pursuant to the Security Instruments, to secure the payment of the Indebtedness.

                  (e) Loan Documents/Security Instruments. The Borrowers shall have delivered to the Administrative Agent this Loan Agreement and each of the Mortgages, each appropriately executed by the appropriate parties and, where applicable, and acknowledged to the satisfaction of the Administrative Agent and dated as of the Closing Date, together with such financing statements, and other documents as shall be necessary and appropriate to perfect the Banks' mortgage liens, pledge and security interests in the Collateral covered by said Security Instruments.

                  (f) Convertible Note. The Borrowers shall have jointly delivered the Convertible Note to the order of BOk, each appropriately executed. The initial funding on the Convertible Note shall be used solely for the purposes of paying in full the Convertible Note of Middle Bay and Bison issued pursuant to the Existing Agreement (including extinguishment of the existing Convertible Loan Commitment) and Shore's obligations to Wells Fargo on the Shore Commitment (approximately $2,105,000) principal balance plus accrued interest thereon.

                  (g) Title. Borrowers shall have provided the Administrative Agent with evidence satisfactory to the Administrative Agent and its legal counsel that Borrowers have valid, merchantable title to the Shore Properties and the Seller Properties, including (without limitation) title reports or title opinions (division order or otherwise).

                  (h) Closing Opinion. The Administrative Agent shall have received from counsel to Borrowers a favorable closing opinion, satisfactory in form and substance to the Administrative Agent and its legal counsel.

                  (i) Other Information. The Administrative Agent shall have received such other information, documents and assurances as shall be reasonably requested by the Banks.


                                   ARTICLE VII

                                    COVENANTS

        The Borrowers covenant and agree with the Banks that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness and the performance of all other obligations of the Borrower under this Agreement, unless the Banks shall otherwise consent in writing:

         7.1 Payment of Taxes and Claims. The Borrowers will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of the Borrowers or upon the property, real, personal or mixed, or upon any part thereof, belonging to Borrowers before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided however, that the Borrowers shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and the Borrowers shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.

         7.2 Maintenance of Corporate Existence. The Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect their respective corporate existences, rights and franchises and will continue to conduct and operate their respective businesses substantially as being conducted and operated presently. Borrowers will become and remain domesticated as a foreign corporation in each jurisdiction where the nature of the business or ownership of property by Borrowers may require such domestication.

         7.3 Preservation of Property. Borrowers will at all times maintain, preserve and protect all of Borrowers' properties which are used or useful in the conduct of Borrowers' business whether owned in fee or otherwise, or leased, in good repair and operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder.

         7.4 Insurance. Borrowers will keep or cause to be kept (whether Borrower or, if applicable, the operator of the Proven Reserves,) adequately insured by financially sound and reputable insurers Borrowers' equipment, motor vehicles, and all other property of a character usually insured by businesses engaged in the same or similar businesses, including the Collateral. Upon demand by the Banks any insurance policies covering the Collateral shall be endorsed to provide for payment of losses to the Banks as their interests may appear, to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to the Administrative Agent, and to provide for any other matters which the Banks may reasonably require; and such insurance shall be against fire, casualty and any other hazards normally insured against and shall be in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured. Borrowers shall at all times maintain or, where applicable, cause the operators of the Proven Reserves to maintain adequate insurance by financially sound and reputable insurers, including, without limitation, insurance against damage to persons and property, including comprehensive general liability, worker's compensation and automobile liability.

         7.5 Compliance with Applicable Laws. Borrowers will comply with the requirements of all applicable Laws and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of Borrowers' properties or to the conduct of Borrowers' respective business.

         7.6 Environmental Covenants. Borrowers will immediately notify the Administrative Agent of and provide the Administrative Agent with copies of any notifications of discharges or releases or threatened releases or discharges of a Polluting Substance on, upon, into or from the Collateral which are given or required to be given by or on behalf of the Borrower to any federal, state or local Tribunal if any of the foregoing may materially and adversely affect Borrowers or any part of the Collateral, and such copies of notifications shall be delivered to the Administrative Agent at the same time as they are delivered to the Tribunal. Borrowers further agree promptly to undertake and diligently pursue to completion any appropriate and legally required or authorized remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Polluting Substance on, upon, into or from the Collateral. At all times while owning and operating the Collateral, the Borrowers will maintain and retain complete and accurate records of all releases, discharges or other disposal of Polluting Substances on, onto, into or from the Collateral, including, without limitation, records of the quantity and type of any Polluting Substances disposed of on or off the Collateral.

         7.7 Environmental Indemnities. Borrowers hereby agree to indemnify, defend and hold harmless the Administrative Agent and the Banks and each of their respective officers, directors, employees, agents, consultants, attorneys, contractors and each of its affiliates, successors or assigns, or transferees from and against, and reimburse said Persons in full with respect to, any and all loss, liability, damage, fines, penalties, costs and expenses, of every kind and character, including reasonable attorneys' fees and court costs, known or unknown, fixed or contingent, occasioned by or associated with any claims, demands, causes of action, suits and/or enforcement actions, including any administrative or judicial proceedings, and any remedial, removal or response actions ever asserted, threatened, instituted or requested by any Persons, including any Tribunal, arising out of or related to: (a) the breach of any representation or warranty of Borrowers contained in Section 8.5 set forth herein; (b) the failure of Borrowers to perform any of its covenants contained in Section 7.5 or 7.6 hereunder; (c) the ownership, construction, occupancy, operation, use of the Collateral prior to the earlier of the date on which (i) the Indebtedness and obligations secured hereby have been paid and performed in full and the Security Instruments have been released, or (ii) the Collateral has been sold by Banks following Banks' ownership of the Collateral by way of foreclosure of the Liens granted pursuant hereto, deed in lieu of such foreclosure or otherwise (the "Release Date"); provided, however, this indemnity shall not apply with respect to matters caused by or arising solely from the Bank's activities during any period of time after the Banks acquire ownership of the Collateral.

        The indemnities contained in this Section 7.7 apply, without limitation, to any violation on or before the Release Date of any Environmental Law and any liability or obligation relating to the environmental conditions on, under or about the Lands or the Collateral on or prior to the Release Date (including, without limitation: (a) the presence on, upon or in the Collateral or release, discharge or threatened release on, upon or from the Collateral of any Polluting Substances generated, used, stored, treated, disposed of or otherwise released prior to the Release Date, and (b) any and all damage to real or personal property or natural resources and/or harm or injury including wrongful death, to persons alleged to have resulted from such release of any Polluting Substances regardless of whether the act, omission, event or circumstances constituted a violation of any Environmental Law at the time of its existence or occurrence). The term "release" shall have the meaning specified in CERCLA/SARA and the terms "stored," "treated" and "disposed" shall have the meanings specified in RCRA/HSWA; provided, however, any broader meanings of such terms provided by applicable laws of the State of Oklahoma shall apply.

        The provisions of this Section 7.7 shall be in addition to any other obligations and liabilities Borrowers may have to the Banks at common law and shall survive the Release Date and shall continue thereafter in full force and effect.

        The Banks agree that in the event that such claim, suit or enforcement action is asserted or threatened in writing or instituted against them or any of their respective officers, employers, agents or contractors or any such remedial, removal or response action is requested of it or any of its officers, employees, agents or con tractors for which the Banks may desire indemnity or defense hereunder, the Banks shall give written notification thereof to the Borrowers.

        Notwithstanding anything to the contrary stated herein, the indemnities created by this Section 7.7 shall only apply to losses, liabilities, damages, fines, penalties, costs and expenses actually incurred by the Administrative Agent or Banks as a result of claims, demands, actions, suits or proceedings brought by Persons who are not the beneficiaries of any such indemnity. The Administrative Agent shall act as the exclusive agent for all indemnified Persons under this Section 7.7. With respect to any claims or demands made by such indemnified Persons, the Administrative Agent shall notify the Borrower within thirty (30) days after the Administrative Agent's receipt of a writing advising the Administrative Agent of such claim or demand. Such notice shall identify (i) when such claim or demand was first made, (ii) the identity of the Person making it, (iii) the indemnified Person and (iv) the substance of such claim or demand. Failure by the

Administrative Agent to so notify the Borrowers within said thirty (30) day period shall reduce the amount of the Borrowers' obligations and liabilities under this Section 7.7 by an amount equal to any damages or losses suffered by the Borrower resulting from any prejudice caused the Borrowers by such delay in notification from the Administrative Agent. Upon receipt of such notice, the Borrowers shall have the exclusive right and obligation to contest, defend, negotiate or settle any such claim or demand through counsel of their own selection (but reasonably satisfactory to the Administrative Agent) and solely at Borrowers' own cost, risk and expense; provided, that the Administrative Agent, at its own cost and expense shall have the right to participate in any such contest, defense, negotiations or settlement. The settlement of any claim or demand hereunder by the Borrowers may be made only upon the prior approval of the Banks of the terms of the settlement, which approval shall not be unreasonably withheld.

         7.8 Quarterly Production Reports. At the Administrative Agent's written request (but not more frequently than quarterly) Borrowers shall furnish to the Administrative Agent as soon as practicable and in any event within thirty (30) days after such written request, a production report and an expense report for such quarter, certified by Middle Bay's chief financial officer as being true, correct and complete, showing on a well by well basis (i) the gross proceeds from the sale of Hydrocarbons produced from the Mortgaged Property (including additional properties mortgaged subsequent to the Closing pursuant to Section 4.2 above) owned by Borrowers, (ii) the severance, production and gathering taxes deducted from or paid from the proceeds, (iii) the Adjusted Gross Proceeds, (iv) the quantity of Hydrocarbons produced and sold and the number and identity of wells operated, drilled or abandoned, and (v) for each of the wells such operating and other expense and net income information pertaining to the Mortgaged Property owned by Borrowers as the Administrative Agent may request or specify including, without limitation, a listing of material royalty liabilities and obligations on a well by well basis.

        7.9       Financial Statements and Reports.

                  (a) Quarterly Operating Statements. The Borrowers shall maintain a standard system of accounting and shall furnish to the Administrative Agent as soon as practicable after the end of each calendar quarter, commencing with the quarter ending September 30, 1997, and in any event within thirty (30) days after the end of each said calendar quarter, consolidated and consolidating operating statements for the Borrowers certified, on the Borrowers' behalf, by the President or the chief financial officer of Middle Bay to have been prepared in accordance with GAAP consistently applied and to fairly present the consolidated financial condition of the Borrowers for such period, and shall include at least a consolidated and consolidating balance sheet as at the end of such period, and a statement of income and a consolidated and consolidating statement of cash flows for such period, all in reasonable detail, setting forth, in each case, the comparative figures for the corresponding date or period from the operating statements for the immediately preceding fiscal year.

                  (b) Annual Financial Statements. As soon as practicable after the end of each fiscal year and in any event within one hundred twenty (120) days thereafter, the Borrowers shall furnish to the Administrative Agent the following audited consolidated and consolidating financial statements, together with a report thereon and an unqualified opinion, prepared in accordance with GAAP of reputable independent certified public accountants selected by Borrowers and acceptable to the Administrative Agent:

                           (i) A consolidated balance sheet of Borrowers at the end of such year,

                           (ii) A consolidated statement of income of Borrowers for such year, and

                           (iii) A consolidated statement of cash flows of Borrowers for such year,

         setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail. Upon receipt thereof, Borrowers shall also deliver to the Administrative Agent a copy of each report submitted to the Borrowers by independent accountants in connection with any annual, special or other audit or report made by them including, without limitation, any comment letter submitted thereby to management pertaining thereto or in connection with their audit and all reports and notices of proxy statements sent by Borrowers to their shareholders, all registration statement, periodic and other reports, schedules or filings made by the Borrowers to the Securities and Exchange Commission or any similar state or federal governmental authority.

                  (c) SEC Filings/Special Auditing Reports. Promptly upon receipt thereof, the Borrowers shall deliver to the Administrative Agent copies of each 10-Q and 10-K filing with the Securities and Exchange Commission and a full and complete copy of each report submitted to the Borrowers by independent accountants in connection with any annual, interim or special audit made by them of the books and records of the Borrowers, including, without limitation, any comment letter submitted by such accountants to management in connection with their audit.

                  (d) Income Tax Returns. As soon as practicable after the preparation and filing of all federal and state income tax returns and in any event not later than September 15 of each calendar year, the Borrowers shall deliver to the Administrative Agent copies of each such return filed by or for the Borrowers whether filed as joint return with other parties, or not, for the preceding calendar or fiscal year, together with all schedules and addenda thereto in the form filed with the appropriate taxing authorities.

         7.10 Notice of Default. Immediately upon the happening of any condition or event which constitutes an Event of Default or Default or any default or event of default under any other loan, mortgage, financing or security agreement, the Borrowers will give the Administrative Agent a written notice thereof specifying the nature and period of existence thereof and what actions, if any, the Borrowers are taking and proposes to take with respect thereto.

         7.11 Notice of Litigation. Immediately upon becoming aware of the existence of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of the Borrowers to carry on their businesses substantially as now conducted, (ii) materially and adversely affect the condition (financial or otherwise) of the Borrowers, or (iii) result in monetary damages in excess of $100,000.00, the Borrowers will give the Administrative Agent a written notice specifying the nature thereof and what actions, if any, the Borrowers are taking and propose to take with respect thereto.

         7.12 Notice of Claimed Default. Immediately upon becoming aware that the holder of any note or any evidence of indebtedness or other security of Borrowers has given notice or taken any action with respect to a claimed default or event of default thereunder, the Borrowers will give the Administrative Agent a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, the Borrowers are taking and propose to take with respect thereto.

         7.13 Requested Information. With reasonable promptness, the Borrowers will give the Administrative Agent such other data and information as from time to time may be reasonably requested by the Administrative Agent or any of the Banks.

         7.14 Inspection. Borrowers will keep complete and accurate books and records with respect to the Collateral and their other properties, business and operations and will permit employees and representatives of the Administrative Agent, upon reasonable notice, to audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours. All such records shall be at all times kept and maintained at the principal offices of Borrower in Mobile, Alabama. Upon any Default or Event of Default of the Borrower, it will surrender all of such records relating to the Collateral to the Administrative Agent upon receipt of any request therefor from the Administrative Agent.

         7.15 Maintenance of Employee Benefit Plans. The Borrowers will maintain each employee benefit plan as to which Borrowers may have any liability or responsibility in compliance with ERISA and all other Laws applicable thereto.

         7.16 Limitation on Liens. Borrowers will not create or suffer to exist any Lien upon any of their respective properties or assets except (i) Liens in favor of the Banks securing the Indebtedness; (ii) Liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits, advances, borrowed money or the deferred purchase price of property or services; (iii) liens existing as of the Closing Date and described on Exhibit C annexed hereto; and (iv) Liens permitted to exist under the terms of any of the Security Instruments.

         7.17 Disposition/Negative Pledge re Encumbrance of Collateral and Other Assets. Borrowers will not sell or encumber any of the Collateral without first obtaining the Administrative Agent's written consent thereto and Borrowers will not sell, lease, transfer, scrap or otherwise dispose of or mortgage, pledge, grant a security interest in or otherwise encumber any of Borrowers' other oil and gas mining or mineral properties or assets, whether for replacement or not, unless such sale or disposition shall be in the ordinary course of business and for a full and fair consideration, subject to the Borrowers' limited right to sell up to $150,000.00 worth in the aggregate of their properties or assets not constituting Collateral in the aggregate during any calendar year thereof (other than and expressly excluding oil and gas leasehold, mining or other mineral interests wherever located) in the ordinary course of business during any calendar year without obtaining the Administrative Agent's prior consent. In no event shall Borrowers cause or permit the voluntary or involuntary pledge, mortgage or other encumbrance, attachment or levy of or against any of the properties or assets of whatsoever nature or type to any Person (financial institution or otherwise) without first obtaining the Administrative Agent's written consent thereto.

         7.18 Other Agreements. Borrowers will not enter into or permit to exist any agreement (i) which would cause an Event of Default or a Default hereunder; or (ii) which contains any provision which would be violated or breached by the performance of Borrowers' obligations hereunder or under any of the other Loan Documents.

         7.19 Limitation on Other Indebtedness. The Borrowers will not create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any indebtedness whether evidenced by a note, bond, debenture, agreement, letter of credit or similar or other obligation, or accept any deposits or advances of any kind, in excess of $250,000.00 in the aggregate during any fiscal year of Borrowers except (i) trade payables and current indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary course of Borrowers' existing business; (ii) the Indebtedness or (iii) the existing indebtedness more particularly described on Exhibit D hereto, the Administrative Agent's review and approval of which is noted thereon.

         7.20 Collection Account. Upon notice of the Administrative Agent's exercise of its option, the Borrowers agree to promptly notify all purchasers of hydrocarbons from all of the Borrowers' oil and gas interests, whether or not covered by the Security Instruments, to remit proceeds of production to the Collection Account to be established pursuant to Section 5.1 above. The Borrowers agree that any payments received by the Borrowers which should have been remitted to the Collection Account will be promptly deposited by the Borrowers in the Collection Account.

         7.21 Notice of Change of Management. Within two (2) Business Days after any change in management of the Borrowers or any officers of either of the Borrowers holding an office of President, Chairman or chief financial officer, the Borrowers shall give written notice thereof to the Administrative Agent, together with a description of the reasons for the change.

         7.22 Merger, Consolidation, Acquisition. The Borrowers will not nor will they permit any subsidiary to, merge or consolidate with or into any other Person; or permit any other Person to consolidate with or merge into the Borrowers or any subsidiary; or acquire all or substantially all of the assets or properties or capital stock of any other Person; or adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution; or acquire any properties or assets, other than in the ordinary course of business, to the extent that such acquisitions exceed $250,000.00 in the aggregate during any calendar year.

         7.23 Dividends. The Borrowers will not declare, pay or become obligated to declare or pay any dividend on any class of their capital stock now or hereafter outstanding, make any distribution of cash or property to holders of any shares of such stock, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock now or hereafter outstanding except only for dividends currently paid by Borrowers on preferred stock issued as of the Closing Date hereof in amounts not in excess of the lesser of the dividend rates paid thereon during the previous or current fiscal year of the Borrower.

         7.24 Current Ratio. Borrowers shall maintain at all times during each fiscal year thereof a minimum Current Ratio (excluding from such calculation all Bay City Minerals, Inc. accounts and/or accounts receivable and current maturities of Borrowers' long term debt owed to the Banks) of at least
 .9 to 1.0.

         7.25 Change of Fiscal Year. Borrowers will not change their fiscal year from their present fiscal year.

         7.26 Articles of Incorporation; By-Laws and Assumed Names. The Borrowers will not, nor will any of the Borrowers permit any subsidiary to, amend, alter, modify or restate their Articles or Certificate of Incorporation or By-Laws in any way which would (i) change the corporate name or adopt a trade name for either the Borrowers or any other subsidiary thereof; or (ii) in any manner adversely affect either of the Borrowers' obligations or covenants to the Banks hereunder.

         7.27 Lockbox Arrangements. Following receipt of the Administrative Agent's written request, Borrowers agree to promptly notify all purchasers of hydrocarbons from all of the

Borrowers' oil and gas interests, whether or not covered by the Security Instruments, to remit proceeds of production to the Collection Account in accordance with Section 5.1 above. The Borrowers agree that any payments received by the Borrowers which should have been remitted to the Collection Account will be promptly deposited thereby in the Collection Account.

         7.28 Additional Mortgaged Properties. The Borrower agrees that upon request by the Administrative Agent the Borrowers will, within five (5) days of such request, grant the Banks a first and prior mortgage or deed of trust lien on any oil and gas properties owned or hereafter acquired thereby whether by virtue of acquisition, drilling or otherwise.



                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

         To induce the Banks to enter into this Agreement and to make the Convertible Loan advances to the Borrowers under the provisions hereof, and in consideration thereof, the Borrowers represent, warrant and covenant as follows:

         8.1 Litigation. Except as set forth on Exhibit E attached hereto, there is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting any of the Borrowers or any properties or rights of the Borrowers, which, if adversely determined, would result in a liability of greater than $100,000.00 or would otherwise result in any material adverse change in the business or condition, financial or otherwise, of Borrowers. Borrowers are not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.

         8.2 Conflicting Agreements and Other Matters. The Borrowers are not in default in the performance of any obligation, covenant, or condition in any agreement to which it is a party or by which it is bound. The Borrowers are not parties to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. The Borrowers are not a parties to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of the Borrowers to execute the Loan Documents or the performance of any of their respective terms. Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of the Borrowers pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal (other than routine filings after the Closing Date with the Securities and Exchange Commission, any securities exchange and/or state blue sky authorities) pursuant to any award of any arbitrator, or any agreement, instrument or Law to which either of the Borrowers is subject.

         8.3 Financial Statements. The financial statements of Borrowers furnished to the Bank have been prepared on an accrual basis in accordance with GAAP, show all material liabilities, direct and contingent, and fairly present the financial condition of the Borrowers as at date thereof and the results of its operations for the periods then ended, and since such date there has been no material adverse change in the business, financial condition or operations of the Borrowers.

         8.4 Title to Properties; Authority. Borrowers have full power, authority and legal right to own and operate the properties which they now own and operate, and to carry on the lines of business in which they are now engaged, and has good and marketable title to the Mortgaged

Property in corporate capacity subject to no Lien of any kind except Liens permitted by this Agreement. On or prior to the Closing Date hereof, the Borrowers will own a working interest and net revenue interest in the oil and gas leasehold estate for the Mortgaged Property of not less than the amounts set forth on a well by well basis on Exhibit E attached to the Existing Agreement, as supplemented by Exhibit G annexed hereto (covering the Shore Properties and the Seller Properties only). Borrowers have full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the other Loan Documents. Borrowers further represent to the Bank that any and all after acquired interest in any one or more of the Mortgaged Property being concurrently or subsequently assigned of record to Borrowers is and shall be deemed encumbered by the Mortgage in all respects.

         8.5      Environmental Representations.

                  (a) To the best of Borrowers' knowledge, neither Borrower is subject to any liability or obligation relating to (i) the environmental conditions on, under or about the Collateral, including, without limitation, the soil and ground water conditions at the location of any of the Borrowers' properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance;

                  (b) Borrowers have not obtained and are not required to obtain or make application for any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, facilities, fixtures and equipment forming a part of the Collateral by reason of any Environmental Laws;

                  (c) Borrowers have taken all steps necessary to determine and have determined that no Polluting Substances have been disposed of or otherwise released on, onto, into, or from the Collateral (the term "release" shall have the meanings specified in CERCLA/SARA, and the term "disposal" or "disposed" shall have the meanings specified in RCRA/HSWA; provided, in the event either CERCLA/SARA or RCRA/HSWA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided further, to the extent that the laws of any State or Tribunal establish a meaning for "release," "disposal" or "disposed" which is broader than that specified in CERCLA/SARA, RCRA/HSWA or other Environmental Laws, such broader meaning shall apply);

                  (d) To the best of Borrowers' knowledge, there are no PCB's or asbestos-containing materials, whether in the nature of thermal insulation products such as pipe boiler or breech coverings, wraps or blankets or sprayed-on or troweled-on products in, on or upon the Collateral; and

                  (e) To the best of Borrowers' knowledge, there is no urea formaldehyde foam insulation ("UFFI") in, on or upon the Collateral.

         8.6 Oil and Gas Contracts. All contracts, agreements and leases related to any of the oil and gas mining, mineral or leasehold properties and all contracts, agreements, instruments and leases to which either of the Borrowers is a party, are valid and effective in accordance with their respective terms, and all agreements included in the oil and gas mining, mineral or leasehold properties in the nature of oil and/or gas purchase agreements, and oil and/or gas sale agreements are in full force and effect and are valid and legally binding obligations of the parties thereto and all payments due thereunder have been made, except for those suspended for reasonable cause in the ordinary course of business; and, there is not under any such contract, agreement or lease any existing default by any party thereto or any event which, with notice or lapse of time, or both, would constitute such default, other than minor defaults which, in the aggregate, would not result in losses or damages of more than $100,000.00 to Borrowers.

         8.7 Natural Gas Policy Act and Natural Gas Act Compliance. To the best of Borrowers' knowledge, all material filings and approvals under the Natural Gas Policy Act of 1978, as amended, and the Natural Gas Act, as amended, or with the Federal Energy Regulatory Commission (the "FERC") or required under any rules or regulations adopted by the FERC which are necessary for the operation of Borrowers' businesses or the Collateral in the manner in which they are presently being operated have been made and the terms of the agreements and contractual rights included in the Borrowers' businesses or the Collateral do not conflict with or contravene any such Law, rule or regulation.

         8.8 Take or Pay Obligations, Prepayments, BTU Adjustments and Balancing Problems. To the best of the Borrowers' knowledge, after diligent inquiry, there is no take or pay obligation under any gas purchase agreement comprising a portion of the Collateral which is not matched by a commensurate and corresponding pay or take obligation binding upon the purchaser under a corresponding gas sales agreement such that with respect to the ownership and operation of the business operations of Borrowers or the Collateral, any such obligation in favor of any seller under any gas purchase agreement to which either of the Borrowers is a "buyer" is matched by a corresponding obligation on the part of "purchasers" under corresponding gas sales agreements pursuant to which either of the Borrowers is the "seller". Neither the Borrowers nor the Collateral is subject to requirements to make BTU adjustments or effect gas balancing in favor of third parties which would result in Borrowers being required to (i) deliver gas at a price below that established in applicable gas sales agreements or on behalf of and for the benefit of third parties in exchange or to otherwise compensate for prior above market or above contract purchases of gas from Borrowers or their predecessors in interest, or (ii) balance in kind by allowing other owners in the Collateral to make up the past imbalances in gas sales, or (iii) balance in cash by paying other owners of the collateral for the past gas imbalances in the aggregate in excess of $100,000.00 except only for the matters described on Exhibit F hereto which have been disclosed to the Banks.

         8.9 Gas Purchase Obligations in Excess of Gas Sales Rights. The ownership and operation of the business operations of Borrowers or the Collateral have not resulted or will not result in the existence of minimum purchase obligations under any gas purchase agreement (relating to the volume of gas to be taken thereunder or the price to be paid with respect thereto for the duration of any such gas purchase agreement) which are not matched by corresponding and commensurate rights to sell all such gas under applicable gas sales agreements at prices in excess of the amount to be paid therefor under gas purchase agreements (without regard to costs associated with transporting any such gas and risks of volume "shrinkage" occurring in the transportation process).

         8.10 Purposes. Borrowers are not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by the Bank, the Borrowers will furnish to the Administrative Agent a statement in conformity with the requirements of Federal Reserve Form U-1, referred to in Regulation U, to the foregoing effect.

Neither the Borrowers nor any agent acting on their behalves has taken or will take any action which might cause this Agreement or the Note to violate any regulation of the Board of Governors of the Federal Reserve System (including Regulations G, T, U and X) or to violate any Securities Laws, state or federal, in each case as in effect now or as the same may hereafter be in effect.

         8.11 Compliance with Applicable Laws. The Borrowers are in compliance with all Laws, ordinances, rules, regulations and other legal requirements applicable to them and the businesses conducted thereby, the violation of which could or would have a material adverse effect on their respective business conditions, financial or otherwise.

         8.12 Possession of Franchises, Licenses. Borrowers possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of their respective properties and assets, and Borrowers are not in violation of any thereof in any material respect.

         8.13 Leases, Easements and Rights of Way. Borrowers enjoy peaceful and undisturbed possession of all leases, easements and rights of way necessary in any material respect for the operation of their properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets. All such leases, easements and rights of way are valid and subsisting and are in full force and effect.

         8.14 Taxes. Borrowers have filed all Federal, state and other income tax returns which are required to be filed and have paid all Taxes, as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due. All Tax liabilities of the Borrowers are adequately provided for on the books of the Borrowers, including any interest or penalties. No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid.

         8.15 Disclosure. Neither this Agreement nor any other Loan Document or writing furnished to the Bank by or on behalf of the Borrowers in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Borrowers and not reflected in the financial statements provided to the Banks which materially adversely affects their assets or in the future may materially adversely affect the business, property, assets or financial conditions of Borrowers which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to the Bank by or on behalf of the Borrowers prior to the date hereof in connection with the transactions contemplated hereby.

         8.16 ERISA. Since the effective date of Title IV of ERISA, no Reportable Event has occurred with respect to any Plan. For the purposes of this section the term "Reportable Event" shall mean an event described in Section 4043(b) of ERISA. For the purposes hereof the term "Plan" shall mean any plan subject to Title IV of ERISA and maintained for employees of Borrowers, or of any member of a controlled group of corporations, as the term "controlled group of corporations" is defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code"), of which either of the Borrowers is a part. Each Plan established or maintained by Borrowers is in material compliance with the applicable provisions of ERISA, and the Borrowers have filed all reports required by ERISA and the Code to be filed with respect to each Plan. Borrowers have met all requirements with respect to funding Plans imposed by ERISA or the Code. Since the effective date of Title IV of ERISA there have not been any nor are there now existing any events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the assets of Borrowers. The value of each

Plan's benefits guaranteed under Title IV of ERISA on the date hereof does not exceed the value of such Plan's assets allocable to such benefits on the date hereof.

         8.17 Ownership of Mortgaged Property. The Borrowers hereby represent, warrant and covenant that as of the Funding Date the Borrowers will own working interests, royalty interests and net revenue interests in the oil and gas leasehold estate for the Mortgaged Property covered by the Mortgages not less than the amounts set forth on a well by well basis on Exhibit G attached to the Existing Agreement, as supplemented by Exhibit G annexed hereto (only insofar as the Shore Properties and the Seller Properties are concerned).

         8.18 Organization and Capacity. Middle Bay is duly organized, validly existing and in good standing under the Laws of the State of Alabama as a corporation, Bison is duly organized, validly existing and in good standing under the laws of the State of Kansas and Shore is duly organized, validly existing and in good standing under the laws of the State of Texas. Bison and Shore are wholly owned subsidiaries of Middle Bay. Borrowers have the corporate capacity and authority to enter into this Agreement, the Convertible Note and the Security Instruments and to perform and carry out the terms and provisions hereof.



                                   ARTICLE IX

                                EVENTS OF DEFAULT

         9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

                  (a) The Borrowers shall fail to make any monthly payment due on either of the Notes, or fail to pay either of the Notes within five (5) days after the same shall become due and payable (whether by extension, renewal, acceleration, maturity or otherwise); or

                  (b) Any representation or warranty of the Borrowers made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made; or

                  (c) Borrowers shall fail to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 9.1(a) hereof) contained in this Agreement or any of the Loan Documents and such default or breach shall have not been cured or remedied within the earlier of thirty (30) days after Borrowers shall know (or should have known) of its occurrence or thirty (30) days following receipt of notice thereof from the Administrative Agent; or

                  (d) Borrowers shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance (or any obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money Lien, or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any grace period provided with respect thereto, or shall default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its date of maturity; or

                  (e) Any of the following: (i) any of the Borrowers shall be unable to pay its debts as they mature, or shall make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or fail generally to pay its debts as they mature; or (ii) an order, judgment or decree is entered adjudicating such Borrower or insolvent or an order for relief under the United States Bankruptcy Code is entered with respect to such Borrower or (iii) either of the Borrowers shall petition or apply to any Tribunal for the appointment of a trustee, receiver, custodian or liquidator of such Borrower or of any substantial part of the assets of such Borrower or shall commence any proceedings relating to such Borrower under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, dissolution, or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (iv) any such petition or application shall be filed, or any such proceedings shall be commenced, against such Borrower and such Borrower by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree shall remain unstayed and in effect for more than thirty (30) days; or (vi) any of the Borrowers shall fail to make timely payment or deposit of any amount of tax required to be withheld by such Borrower and paid to or deposited to or to the credit of the United States of America pursuant to the provisions of the Internal Revenue Code of 1986, as amended, in respect of any and all wages and salaries paid to employees of such Borrower; or

                  (f) Any final judgment on the merits for the payment of money in an amount in excess of $100,000.00 shall be outstanding against any of the Borrowers and such judgment shall remain unstayed and in effect and unpaid for more than thirty (30) days; or

                  (g) Any Reportable Event described in Section 8.16 hereof which the Banks determine in good faith might constitute grounds for the termination of a Plan therein described or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to Borrowers or any such Plan shall be terminated, or a trustee shall be appointed by an appropriate United States District Court to administer any such Plan or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan; or

                  (h) Any default or event of default under the Mortgages or any of the other Loan Documents.

         9.2 Remedies. Upon the occurrence of any Event of Default referred to in Section 9.1(e) the Convertible Loan Commitment shall immediately and automatically terminate and the Convertible Note and all other Indebtedness shall be immediately due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, and without prejudice to any other right or remedy of the Banks under this Agreement or the Loan Documents or under applicable Law of under any other instrument or document delivered in connection herewith, the Banks may (i) declare the Convertible Loan Commitment terminated or (ii) declare the Convertible Loan Commitment terminated and declare the Convertible Note and the other Indebtedness, or any part thereof, to be forthwith due and payable, whereupon the Convertible Note and the other Indebtedness, or such portion as is designated by the Banks, shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by the Borrowers. No delay or omission on the part of the Administrative Agent or the Banks in exercising any power or right hereunder or under either of the Notes, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by the Administrative Agent or the Banks of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by the Administrative Agent or the Banks. In the event that all or part of the Indebtedness becomes or is declared to be forthwith due and payable as herein provided, the Banks shall have the right to set off the amount of all the Indebtedness of the Borrowers owing to the Banks against, and shall have a lien upon and security interest in, all property of the Borrowers in the Administrative Agent's or any Banks' possession at or subsequent to such default, regardless of the capacity in which the Administrative Agent or the Banks possess such property, including but not limited to any balance or share of any deposit, demand, collection or agency account. At any time after the occurrence of any Event of Default, the Banks may, at their option, cause an audit of any and/or all of the books, records and documents of the Borrowers to be made by auditors satisfactory to the Banks at the expense of the Borrowers. The Banks also shall have, and may exercise, each and every right and remedy granted to it for default under the terms of the other Loan Documents.



                                    ARTICLE X

                                 LOAN OPERATIONS

         10.1 Interests in Loans/Commitments. The percentage interest of BOk and each other Bank that may hereafter become an Assignee or Credit Participant pursuant to Article XI hereof for Commitment amounts in excess of the BOk Commitment or, alternatively, subject to BOk's consent, the Banks extend to Borrowers hereunder Commitments not in excess of $35,000,000 in the aggregate (in addition to the existing $15,000,000 BOk Commitment) to be evidenced by an additional Convertible Note jointly and severally issued hereunder by Borrowers to the order of such additional Bank(s) in form and content similar to the Convertible Note annexed hereto as Exhibit A (in which event such existing $50,000,000 Convertible Note would be reissued concurrently therewith in a correspondingly reduced original principal amount but in no event shall the sum of all Convertible Notes issued hereunder plus the existing Letter of Credit Note exceed $50,000,000 in the aggregate), in the Convertible Loan and Letters of Credit, and the Commitments, shall be computed based on the maximum principal amount for each Bank as follows:

               Bank             Maximum Commitment Amount   Percentage Interest
               ----             -------------------------   -------------------


        BOk                            $15,000,000                  30.00%

        Other Bank(s)
        hereafter extending
        Commitment(s) or as
        Assignee(s) (other
        than a Credit
        Participant(s)
        pursuant to
        Article XI below)              $35,000,000                  70.00%
                                       -----------                 -------

            Total                      $50,000,000                 100.00%

The foregoing percentage interests, as from time to time in effect and reflected in the Register, are referred to as the Percentage Interest with respect to all or any portion of the Convertible Loan advances and the Commitments. BOk has no obligation to increase the BOk Commitment above either its existing Percentage Interest or the maximum amount of $15,000,000 (including the existing $50,000 Letter of Credit Note) and any future determination of BOk to increase the BOk Commitment shall be in its sole and absolute discretion and subject to BOk obtaining Assignee(s) or Credit Participant(s) under Article XI hereof for all amounts of the Commitments in excess of the existing $15,000,000 BOk Commitment.

         10.2 Administrative Agent's Authority to Act. Each of the Banks appoints and authorizes BOk to act for the Banks as Administrative Agent in connection with the transactions contemplated by this Agreement and the other Loan Documents on the terms set forth herein. In acting hereunder, the Administrative Agent is acting for the account of BOk to the extent of its Percentage Interest and for the account of each other Bank to the extent of such Bank's Percentage Interest, and all action in connection with the enforcement of, or the exercise of any remedies (other than the Banks' rights of set-off as provided herein or in any other Loan Document) in respect of the Loans and the Indebtedness shall be taken by the Administrative Agent.

         10.3 Borrowers to Pay Administrative Agent. The Borrowers shall be fully protected in making all payments in respect of the Convertible Note or the Letter of Credit Note to the Administrative Agent, in relying upon consents, modifications and amendments executed by the Administrative Agent purportedly on the Banks' behalf, and in dealing with the Administrative Agent as herein provided. Upon three (3) Business Days notice, the Administrative Agent may charge the accounts of the Borrowers, on the dates when the amounts thereof become due and payable, with the amounts of the principal of and interest on the Convertible Loan, and all other fees and amounts owing under any Loan Document.

         10.4     Bank Operations for Advances.

                  10.4.1 Advances. On the funding date for each Convertible Loan advance, each Bank shall advance to the Administrative Agent in immediately available funds such Bank's Percentage Interest in the portion of a Loan advanced on such funding date prior to 1:00 P.M. (Tulsa, Oklahoma time). If such funds are not received at such time, but all applicable conditions set forth in Article VI have been satisfied, each Bank authorizes and requests the Administrative Agent to advance for such Bank's account, pursuant to the terms hereof, the Bank's respective Percentage Interest in such portion of such Loan and agrees to reimburse the Administrative Agent in immediately available funds for the amount thereof prior to 3:00 p.m. (Tulsa, Oklahoma time) on the day any portion of such Loan is advanced hereunder; provided, however, that the Administrative Agent is not authorized to make any such advance for the account of any Bank who has previously notified the Administrative Agent in writing that such Bank will not be performing its obligations to make further advances hereunder; and provided, further, that the Administrative Agent shall be under no obligation to make any such advance.

                  10.4.2 Letters of Credit. Each of the Banks authorizes and requests each Letter of Credit Issuer to issue the Letters of Credit provided for in Section 2.12.1 and agrees to purchase a participation in each of such Letters of Credit in an amount equal to its Percentage Interest in the amount of each such Letter of Credit. Promptly upon the request of any Letter of Credit Issuer, each Bank shall reimburse such Letter of Credit Issuer in immediately available funds for such Bank's Percentage Interest in the amount of all obligations to third parties incurred by the Letter of Credit Issuer in respect of each Letter of Credit and each draft accepted under a Letter of Credit to the extent not timely reimbursed by the Borrowers. Each Letter of Credit Issuer will notify each Bank (and the Administrative Agent if the Administrative Agent is not the Letter of Credit Issuer) of the issuance of each Letter of Credit, the amount and date of payment of any draft drawn or accepted under a Letter of Credit and whether in connection with the payment of any such draft the amount thereof was added to the Revolving Credit Loan or was reimbursed by the Borrowers.

                  10.4.3 Administrative Agent to Allocate Payments. All payments of principal and interest in respect of the extensions of credit made pursuant to this Agreement, reimbursement of amounts paid by each Letter of Credit Issuer to third parties under Letters of Credit or drafts presented thereunder, commitment fees, Letter of Credit issuance fees and other fees under this Agreement (except for the standard Letter of Credit application/processing fees of any Letter of Credit Issuer), which shall not be shared by the Banks shall, as a matter of convenience, be made by the Borrowers to the applicable Letter of Credit Issuer or the applicable Administrative Agent, as the case may be. The share of each Bank shall be credited to such Bank by the Administrative Agent in immediately available funds in such manner that the principal amount of the Loans constituting Credit Obligations to be paid shall be paid proportionately in accordance with the Banks' respective Percentage Interests in such Loans, except as otherwise provided in this Agreement.

                  10.4.4 Delinquent Banks; Nonperforming Banks. In the event that any Bank fails to reimburse the Administrative Agent pursuant to
         Section 10.4.1 for the Percentage Interest of such Bank (a "Delinquent Bank") in any credit advanced by the Administrative Agent pursuant hereto, overdue amounts (the "Delinquent Payment") due from the Delinquent Bank to the Administrative Agent shall bear interest, payable by the Delinquent Bank on demand, at a per annum rate equal to
         (a) the Federal Funds Rate for the first three days overdue and (b) the sum of two percentage points (2%) plus the Federal Funds Rate for any longer period. Such interest shall be payable to the Administrative Agent for its own account for the period commencing on the date of the Delinquent Payment and ending on the date the Delinquent Bank reimburses the Administrative Agent on account of the Delinquent Payment (to the extent not paid by the Borrowers as provided below) and the accrued interest thereon (the "Delinquency Period"), whether pursuant to the assignments referred to below or otherwise. Upon notice by the Administrative Agent, the Borrowers will pay to the Administrative Agent the principal (but not the interest) portion of the Delinquent Payment. During the Delinquency Period, in order to make reimbursements for the Delinquent Payment and accrued interest thereon, the Delinquent Bank shall be deemed to have assigned to the Administrative Agent all interest, commitment fees and other payments made by the Borrowers hereunder that would have thereafter otherwise been payable under the Loan Documents to the Delinquent Bank. During any other period in which any Bank is not performing its obligations to extend credit under Article II hereof (a "Nonperforming Bank"), the Nonperforming Bank shall be deemed to have assigned to each Bank that is not a

         Nonperforming Bank (a "Performing Bank") all principal and other payments made by the Borrowers that would have thereafter otherwise been payable thereunder to the Nonperforming Bank. The Administrative Agent shall credit a portion of such payments to each Performing Bank in an amount equal to the Percentage Interest of such Performing Bank in an amount equal to the Percentage Interest of such Performing Bank divided by one minus the Percentage Interest of the Nonperforming Bank until the respective portions of the Loans owed to all the Banks are the same as the Percentage Interests of the Banks immediately prior to the failure of the Nonperforming Bank to perform its obligations under
         Article II hereof. The foregoing provisions shall be in addition to any other remedies the Administrative Agent, the Performing Banks or the Borrowers may have under law or equity against the Delinquent Bank as a result of the Delinquent Payment or against the Nonperforming Bank as a result of its failure to perform its obligations under Article II hereof.

         10.5 Sharing of Payments. To the extent permitted by applicable Bank regulatory and legal requirements, each Bank agrees that (i) if by exercising any right of set-off or counterclaim or otherwise, it shall receive payment of (a) a proportion of the aggregate amount due with respect to its Percentage Interest in the Convertible Loan advances and Letter of Credit Exposure which is greater than (b) the proportion received by any other Bank in respect of the aggregate amount due with respect to such other Bank's Percentage Interest in the Convertible Loan advances and Letter of Credit Exposure and (ii) if such inequality shall continue for more than 10 days, the Bank receiving such proportionately greater payment shall purchase participations in the Percentage Interests in the Convertible Loan advances and Letter of Credit Exposure held by the other Banks, and such other adjustments shall be made from time to time (including rescission of such purchases of participations in the event the unequal payment originally received is recovered from such Bank through bankruptcy proceedings or otherwise), as may be required so that all such payments of principal and interest with respect to the Convertible Loan advances and Letter of Credit Exposure held by the Banks shall be shared by the Banks pro rata in accordance with their respective Percentage Interests; provided, however, that this Section 10.5 shall not impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of Borrowers other than Borrowers' Indebtedness with respect to the Convertible Loan advances and Letter of Credit Exposure. Each Bank that grants a participation in the Convertible Loan and Commitments to a Credit Participant shall require as a condition to the granting of such participation that such Credit Participant agree to share payments received in respect of the Indebtedness as provided in this Section 10.5. The provisions of this Section 10.5 are for the sole and exclusive benefit of the Banks and no failure of any Bank to comply with the terms hereof shall be available to any of the Borrowers as a defense to the payment of the Loans.

         10.6 Amendments, Consents, Waivers. Except as otherwise set forth herein the Administrative Agent may (and upon the written request of the Required Banks the Administrative Agent shall) take or refrain from taking any action under this Agreement or any other Loan Document, including giving its written consent to any modification of or amendment to and waiving in writing compliance with any covenant or condition in this Agreement or any other Loan Document or any Default or Event of Default, all of which actions shall be binding upon all of the Banks; provided, however, that:

         (i) Without the written consent of the Banks owning at least two thirds (2/3) of the Percentage Interests (other than Delinquent Banks during the existence of a Delinquency Period so long as such Delinquent Bank is treated the same as the other Banks with respect to any actions enumerated below), no written modification of, amendment to, consent with respect to, waiver of compliance with or waiver of a Default under, any of the Loan Documents shall be made, including without limitation, Section 9.1 of this Agreement, the related defined terms or this Section 10.6(a) shall be made.

         (ii) Without the written consent of such Banks as own 100% of the Percentage Interests (other than Delinquent Banks during the existence of a Delinquency Period so long as such Delinquent Bank is treated the same as the other Banks with respect to any actions enumerated below):

                  (a) No reduction shall be made in (A) the amount of principal of any of the Convertible Loan advances or reimbursement obligations for payments made under Letters of Credit, (B) the interest rate on the Convertible Loan advances or (C) the Letter of Credit processing/application fees, the amount of which shall be within the sole discretion of each Letter of Credit Issuer or commitment (non-usage) fees.

                  (b) No change shall be made in the stated time of payment of all or any portion of any of the Convertible Loan advances or interest thereon or reimbursement of payments made under Letters of Credit or fees relating to any of the foregoing payable to all of the Banks and no waiver shall be made of any Default under Section 9.1(a).

                  (c) No increase shall be made in the amount, or extension of the term, of the Commitments.

                  (d) No alteration shall be made of the Banks' rights of set-off contained herein or in the other Loan Documents.

                  (e) No release of any Collateral shall be made (except that the Administrative Agent may release particular items of Collateral in dispositions permitted by the Security Instruments and may release all Collateral upon payment in full of the Loans evidenced by the Convertible Note and termination of the Commitments without the written consent of the Banks).

                  (f) No amendment to or modification of this Section 10.6(ii) shall be made.

         10.7 Administrative Agent's Resignation. The Administrative Agent may resign at any time by giving at least 30 days' prior written notice of its intention to do so to each other of the Banks and the Borrowers and upon the appointment by the Required Banks of a successor Administrative Agent satisfactory to the Borrowers. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Administrative Agent's giving of such notice of resignation, then the retiring Administrative Agent may with the consent of the Borrowers, which shall not be unreasonably withheld, appoint a successor Administrative Agent which shall be a bank or a trust Borrowers organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $50,000,000; provided, however, that any successor Administrative Agent appointed under this sentence may be removed upon the written request of the Required Banks, which request shall also appoint a successor Administrative Agent satisfactory to the Borrowers. Upon the appointment of a new Administrative Agent hereunder, the term "Administrative Agent" shall for all purposes of this Agreement thereafter mean such successor. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, or the removal hereunder of any successor Administrative Agent, the provisions of this Agreement shall continue to inure to the benefit of such Administrative Agent as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

         10.8     Concerning the Administrative Agent.

                  10.8.1 Action in Good Faith. The Administrative Agent and its officers, directors, employees and agents shall be under no liability to any of the Banks or to any future holder of any interest in the Indebtedness for any action or failure to act taken or suffered in good faith, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in good faith. The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to the Administrative Agent by the Required Holders of the Bank Note evidencing the Bank Obligations as provided in this Agreement.

                  10.8.2 No Implied Duties. The Administrative Agent shall have and may exercise such powers as are specifically delegated to the Administrative Agent under this Agreement or any other Loan Document together with all other powers incidental thereto. The Administrative Agents shall have no implied duties to any Person or any obligation to take any action under this Agreement or any other Loan Document except for action specifically provided for in this Agreement or any other Loan Document to be taken by the Administrative Agent. Before taking any action under this Agreement or any other Loan Document, the Administrative Agent may request an appropriate specific indemnity satisfactory to it from each Bank in addition to the general indemnity provided for in Section 10.11. Until the Administrative Agent has received such specific indemnity, the Administrative Agent shall not be obligated to take (although such Administrative Agent may in its sole discretion take) any such action under this Agreement or any other Loan Document. Each Bank confirms that the Administrative Agent does not have a fiduciary relationship to them under the Loan Documents. The Borrowers and its Subsidiaries party hereto confirm that neither the Administrative Agent nor any other Bank has a fiduciary relationship to them under the Loan Documents.

                  10.8.3 Validity. The Administrative Agent shall not be responsible to any Bank or any future holder of any interest in the Convertible Loan and Indebtedness (a) for the legality, validity, enforceability or effectiveness of this Agreement or any other Loan Document, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any other Loan Document, (c) for the existence or value of any assets included in any security for the Convertible Loan and Indebtedness, (d) for the effectiveness of any Lien purported to be included in the Collateral, (e) for the specification or failure to specify any particular assets to be included in the Collateral, or (f) unless the Administrative Agent shall have failed to comply with Section 10.8.1, for the perfection of the security interests in the Collateral.

                  10.8.4 Compliance. The Administrative Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Loan Document; and in connection with any extension of credit under this Agreement or any other Loan Document, the Administrative Agent shall be fully protected in relying on a certificates of the Borrowers as to the fulfillment by the Borrowers of any conditions to such extension of credit.

                  10.8.5 Employment Administrative Agent and Counsel. The Administrative Agent may execute any of their respective duties as Administrative Agent under this Agreement or any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be responsible to any of the Banks, the Borrowers for the default or misconduct of any such Administrative Agent or attorneys-in-fact selected by the Administrative Agent acting in good faith. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under any other Loan Document.

                  10.8.6 Reliance on Documents and Counsel. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing reasonably believed in good faith by the Administrative Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including any telephonic or oral statement made by such Person, and, with respect to legal matters, upon an opinion or the advice of counsel selected by such Administrative Agent.

                  10.8.7 Administrative Agent's Reimbursement. Each of the Banks severally agrees to reimburse the Administrative Agent, in the amount of such Bank's Percentage Interest, for any reasonable expenses not reimbursed by the Borrowers (without limiting the obligation of the Borrowers to make such reimbursement): (a) for which the Administrative Agent are entitled to reimbursement by the Borrowers under this Agreement or any other Loan Document, and (b) after the occurrence of a Default, for any other reasonable expenses incurred by the Administrative Agent on the Banks' behalf in connection with the enforcement of the Banks' rights under this Agreement or any other Loan Document.

         10.9 Rights as a Bank. With respect to any Loan(s) or advance(s) extended by it hereunder, the Administrative Agent shall have the same rights, obligations and powers hereunder as any other Bank and may exercise such rights and powers as though it were not an Administrative Agent, and unless the context otherwise specifies, the Administrative Agent shall be treated in their respective individual capacities as though they were not the Administrative Agent hereunder. Without limiting the generality of the foregoing, the Percentage Interest of the Administrative Agent shall be included in any computations of Percentage Interests. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee for and generally engage in any kind of banking or trust business with the Borrowers, any of its Subsidiaries or any Affiliate of any of them and any Person who may do business with or own an equity interest in the Borrowers, any of its Subsidiaries or any Affiliate of any of them, all as if the Administrative Agent were not the Administrative Agent and without any duty to account therefor to the other Banks.

         10.10 Independent Credit Decision. Each of the Banks acknowledges that it has independently and without reliance upon either of the Administrative Agent, based on the financial statements and other documents referred to in
Section 8.3, on the other representations and warranties contained herein and on such other information with respect to the Borrowers and their Subsidiaries as such Bank deemed appropriate, made such Bank's own credit analysis and decision to enter into this Agreement and to make the extensions of credit provided for hereunder. Each Bank represents to the Administrative Agent that such Bank will continue to make its own independent credit and other decisions in taking or not taking action under this Agreement or any other Loan Document. Each Bank expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agent, attorneys-in-fact or Affiliates has made any representations or warranties to such Bank, and no act by the Administrative Agent taken under this Agreement or any other Loan Document, including any review of the affairs of the Borrowers and their Subsidiaries, shall be deemed to constitute any representation or warranty by either of the Administrative Agent. Except for notices, reports and other documents expressly required to be furnished to each Bank by the Administrative Agent under this Agreement or any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition, financial or otherwise, or creditworthiness of the Borrowers or any Subsidiary which may come into the possession of the Administrative Agent or any of their respective officers, directors, employees, agent, attorneys-in-fact or Affiliates.

         10.11 Indemnification. The holders of the Indebtedness shall indemnify the Administrative Agent and its respective officers, directors, employees and Administrative Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata in accordance with their respective Percentage Interests, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against either of the Administrative Agent or such Persons relating to or arising out of this Agreement, any other Loan Document, the transactions contemplated hereby or thereby, or any action taken or omitted by the Administrative Agent in connection with any of the foregoing; provided, however, that the foregoing shall not extend to actions or omissions which are taken by the Administrative Agent with gross negligence or willful misconduct.


                                   ARTICLE XI

                           ASSIGNMENTS/PARTICIPATIONS

         11. Successors and Assigns; Bank Assignment and Participations. Any reference in this Agreement to any party hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of the Borrowers, the Administrative Agent or the Banks that are contained in this Agreement or any other Loan Documents shall bind and inure to the benefit of their respective successors and assigns; provided, however, that
(a) the Borrowers may not assign their rights or obligations under this Agreement, and (b) the Banks shall be not entitled to assign their respective Percentage Interests in the Convertible Loan evidenced by the Convertible Note hereunder except as set forth below in this Section 11.

         11.1     Assignments by Banks.

                  11.1.1   Assignees and Assignment Procedures. Each Bank may
         (i) without the consent of the Administrative Agent or the Borrowers if the proposed assignee is already a Bank hereunder or a Wholly Owned Subsidiary of the same corporate parent of which the assigning Bank is a Subsidiary, or (ii) otherwise with the consents of the Administrative Agent and (so long as no Event of Default exists) the Borrowers (which consents will not be unreasonably withheld), in compliance with applicable laws in connection with such assignment, assign to one or more commercial banks or other financial institutions (each, an "Assignee") all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents, including all or a portion, which need not be pro rata among the Convertible Loan advances and the Letter of Credit Exposure, of its Commitments, the portion of the Convertible Loan advances and the Letter of Credit Exposure at the time owing to it and the Convertible Note held by it, but excluding its rights and obligations as one of the Administrative Agent; provided, however, that:

                  (i) the aggregate amount of the Commitments of the assigning Bank subject to each such assignment to any Assignee other than another Bank (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than $1,000,000 and in increments of $500,000; and

                  (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (the "Assignment and Acceptance") in the form satisfactory to the Administrative Agent, together with the Convertible Note or Notes subject to such assignment.

                  Upon acceptance and recording pursuant to Section 11.1.4, from and after the effective date specified in each Assignment and Acceptance (which effective date shall be at least five (5) Business Days after the execution thereof unless waived in writing by the Administrative Agent):

                  (A) the Assignee shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement; and

                  (B) the assigning Bank shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to any fees accrued for its account hereunder and not yet paid).

                  11.1.2 Terms of Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Bank and Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

                  (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

                  (b) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers and their Subsidiaries or the performance or observance by the Borrowers or any of their Subsidiaries of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

                  (c) such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent quarterly or annual financial statements delivered pursuant hereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

                  (d) such Assignee will independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

                  (e) such Assignee appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and

                  (f) such Assignee agrees that it will perform in accordance with the terms of this Agreement all the obligations which are required to be performed by it as a Bank.

                  11.1.3 Register. The Administrative Agent shall maintain at its main Tulsa, Oklahoma banking office a register (the "Register") for the recordation of (a) the names and addresses of the Banks and the Assignees which assume rights and obligations pursuant to an assignment under Section 11.1.1, (b) the Percentage Interest of each such Bank as set forth in Section 10.1 and (c) the amount of the Convertible Loan owing to each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is registered therein for all purposes as a party to this Agreement. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                  11.1.4 Acceptance of Assignment and Assumption. Upon its receipt of a completed Assignment and Acceptance executed by an assigning Bank and an Assignee, in exchange for the Convertible Note subject to such assignment, together with the Convertible Note or Notes subject to such assignment, and the processing and recordation fee referred to in Section 11.1.1, the Administrative Agent shall (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register and (c) give prompt notice thereof to the Borrowers. Within five (5) Business Days after receipt of notice, the Borrowers, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Convertible Note or Notes, a new Convertible Note or Notes to the order of such Assignee in a principal amount equal to the applicable Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained Commitments and Convertible Loan advances, a new Convertible Note or Notes to the order of such assigning Bank in a principal amount equal to the applicable Commitments and its Percentage Interest in the Convertible Loan retained by it. Such new Convertible Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Convertible Note or Notes, and shall be dated the date of the surrendered Convertible Note or Notes which it or they replace. All such Convertible Notes so replaced shall be delivered by the Administrative Agent to the Borrowers or, alternatively, at the Administrative Agent's election, marked appropriately to evidence the replacement thereof by such replacement Convertible Note(s).

                  11.1.5 Federal Reserve Bank. Notwithstanding the foregoing provisions of this Section 11, any Bank may at any time pledge or assign all or any portion of such Bank's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Bank from such Bank's obligations hereunder or under any other Loan Document.

                  11.1.6 Further Assurances. The Borrowers and their Subsidiaries shall sign such documents and take such other actions from time to time reasonably requested by an Assignee to enable it to share in the benefits of the rights created by the Loan Documents.

         11.2 Credit Participants. Each Bank may, without the consent of the Borrowers and with the consent of the Administrative Agent, in compliance with applicable laws in connection with such participation, sell to one or more commercial banks or other financial institutions (each a "Credit Participant") participations in all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Percentage Interest in the Commitments, the Convertible Loan advances and Letter of Credit Exposure owing to it and the Convertible Notes held by it); provided, however, that:

         (i) such Bank's obligations under this Agreement shall remain unchanged;

         (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations;

         (iii) the Credit Participant shall be entitled to the benefit of any cost protection provisions contained in the Credit Agreement, but shall not be entitled to receive any greater payment thereunder than the selling Bank would have been entitled to receive with respect to the interest so sold if such interest had not been sold; and

         (iv) the Borrowers, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right as one of the Banks to vote with respect to the enforcement of the obligations of the Borrowers relating to the Convertible Loan and Letter of Credit Exposure and the approval of any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications, consents or waivers described in Section 10.6(ii)).

Borrowers agree, to the fullest extent permitted by applicable law, that any Credit Participant and any Bank purchasing a participation from another Bank pursuant to Section 11.1 may exercise all rights of payment (including the right of set-off), with respect to its participation as fully as if such Credit Participant or such Bank were the direct creditor of the Borrowers and a Bank hereunder in the amount of such participation. Upon receipt of notice of the address of each Credit Participant, the Borrowers shall thereafter supply such Credit Participants with the same information and reports communicated to the Banks. The Borrowers hereby acknowledge and agree that Credit Participants shall be deemed a holder of the applicable Convertible Notes to the extent of their respective participations, and the Borrowers hereby waive their right, if any, to offset amounts owing to the Borrowers from the Banks against each Credit Participant's portion of the applicable Convertible Notes.


                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by courier or otherwise) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:

         If to the Borrowers, to:

                  Middle Bay Oil Company, Inc.
                  1221 Lamar
                  Suite 1020
                  Houston, Texas  77010

         If to the Banks, to:

                  Bank of Oklahoma, N.A.
                  P. O. Box 2300
                  Tulsa, Oklahoma 74192
                  Attention:  Energy Department

All notices, requests, consents and demands hereunder will be effective when hand-delivered by the Administrative Agent to the applicable notice address of the Borrowers or when mailed by certified mail, postage prepaid, addressed as aforesaid by either party hereto.

         12.2 Place of Payment. All sums payable hereunder shall be paid in immediately available funds to the Administrative Agent, at its principal banking offices at Bank of Oklahoma Tower, One Williams Center in Tulsa, Oklahoma, or at such other place as the Administrative Agent shall notify the Borrowers in writing. If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

         12.3 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents. All statements contained in any certificate or other instrument delivered by the Borrower hereunder shall be deemed to constitute representations and warranties by the Borrowers.

         12.4 Parties in Interest. All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Borrowers may not assign their rights or obligations hereunder without the prior written consent of the Banks.

         12.5 Governing Law. This Agreement and the Notes shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.

         12.6 SUBMISSION TO JURISDICTION. THE BORROWERS HEREBY CONSENT TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVE ANY OBJECTION WHICH BORROWERS MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OR ANY AND ALL PROCESS UPON EITHER OF THEM, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SUBSECTION 12.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER.

         12.7 Maximum Interest Rate. Regardless of any provision herein, the Banks shall never be entitled to receive, collect or apply, as interest on the Indebtedness any amount in excess of the maximum rate of interest permitted to be charged by the Banks by applicable Law, and, in the event the Banks shall ever receive, collect or apply, as interest, any such excess, such amount which would be excessive interest shall be applied to other Indebtedness and then to the reduction of principal; and, if the other Indebtedness and principal are paid in full, then any remaining excess shall forthwith be paid to the Borrowers.

         12.8 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of the Banks, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Banks. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the Banks. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

         12.9 Costs. The Borrowers agree to pay to the Administrative Agent on demand all recording fees and filing costs and all reasonable attorneys fees and legal expenses incurred or accrued by the Administrative Agent or the Banks in connection with the preparation, negotiation, closing, administration of the Loan Documents and the filing and recording of the Security Instruments or any amendment, waiver, consent or modification to and of the Loan Documents. In any action to enforce or construe the provisions of this Agreement or any of the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys' fees and all costs and expenses related thereto.

         12.10 Headings. The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.

         12.11 Severability. The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.

         12.12 Exceptions to Covenants. The Borrowers shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

         12.13 Replacement of Existing Agreement. This Agreement modifies and amends the Existing Agreement and the Convertible Loan Commitment therein established together with all Indebtedness described or defined therein are renewed, extended and restructured into and become a part of the Commitments and all Indebtedness, including the Notes, described and/or defined herein, all of which shall be continuously secured by all of the Collateral described and defined in the Security Instruments, including without limitation, the Mortgages.

         12.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         12.15 WAIVER OF JURY. BORROWERS FULLY, VOLUNTARILY AND EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE NOTES, THIS AGREEMENT, THE SECURITY INSTRUMENTS OR UNDER ANY AMENDMENT, SUPPLEMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT. BORROWERS AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Tulsa, Oklahoma as of the day and year first above written by the undersigned duly authorized corporate officers.

                                  MIDDLE BAY OIL COMPANY, INC.


                                  By   /s/ John J. Bassett
                                       -----------------------------------------
                                       John J. Bassett, President

                                              "Middle Bay"

                                  BISON ENERGY CORPORATION


                                  By   /s/ John J. Bassett
                                       -----------------------------------------
                                       John J. Bassett,
                                       Chief Executive Officer

                                                 "Bison"

                                  SHORE OIL COMPANY


                                  By   /s/ John J. Bassett
                                       -----------------------------------------
                                       John J. Bassett,
                                       Chairman and Chief Executive Officer

                                                   "Shore"

                                    Collectively the "Borrowers"

                                    BANK OF OKLAHOMA, NATIONAL
                                    ASSOCIATION


                                    By /s/ Michael M. Coats
                                       -----------------------------------------
                                         Michael M. Coats, Senior Vice President

                                                "Bank"

                                    EXHIBITS


                  Exhibit A                  Convertible Loan Advance Request

                  Exhibit B-1                Convertible Note

                  Exhibit C                  Existing Liens

                  Exhibit D                  Other Indebtedness

                  Exhibit E                  Litigation

                  Exhibit F                  Take or Pay Disputes

                  Exhibit G                  Title to Properties

                                    EXHIBIT A

                         LOAN REQUEST, CERTIFICATION AND
                         CONFIRMATORY SECURITY AGREEMENT
                              FOR CONVERTIBLE NOTE


Bank of Oklahoma, National Association
P.O. Box 2300
Tulsa, Oklahoma 74192
Attn: Energy Department

Gentlemen:

        Pursuant to the provisions of the Second Restated Revolving Credit and Term Loan Agreement dated as of August 25, 1997, as amended (collectively the "Credit Agreement"), between and among MIDDLE BAY OIL COMPANY, BISON ENERGY CORPORATION and SHORE OIL COMPANY (collectively the "Borrower") and you, the undersigned, hereby (i) confirms and ratifies your continuing first and prior security interest and mortgage lien in and to all of the Collateral (including proceeds thereof) described or referred to in the Credit Agreement or in the Security Instruments described therein; (ii) applies to you for a Convertible Loan in the amount of $_____________ on the Convertible Note; (iii) certifies that no Event of Default or Default under the Credit Agreement has occurred and is continuing as of the date hereof or exists or would continue to exist but for the lapse of time or giving of notice, or both; (iv) represents and warrants to you that the representations, covenants and warranties set forth or referred to in the Credit Agreement are true and correct on and as of this date; and (v) certifies to you the accuracy of the following information concerning the Collateral Borrowing Base for the Convertible Note:

        1.    Collateral Borrowing Base
               (determined/redetermined
               as of each March 31 and September 30,
               initially on September 30, 1997)                                        $15,000,000
                                                                                       -----------

        2.    Convertible Loan Balance                           $
               (including the outstanding portions of             --------------
               unexpired Letters of Credit issued pursuant
               to Section 2.12.1 of the Credit Agreement -
               not to exceed $1,000,000 in the aggregate)

        3.    New Convertible Loan Balance                                             $
               (Line 2 + $__________ advance                                            -----------
               requested hereby but not to exceed
               lesser of Line 1 or Bank Borrowing Base
               (per ss. 1.6 of Credit Agreement)

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ______ day of _______________, 199__.

                                    MIDDLE BAY OIL COMPANY, INC.




                                    By
                                      -----------------------------------------
                                                                       (Title)

                                    (As agent for and on behalf of Bison Energy
                                    Corporation, Shore Oil Company and itself)

                                   EXHIBIT B-1

                                 PROMISSORY NOTE

$50,000,000.00
                                                                 Tulsa, Oklahoma
                                                                 August 25, 1997

         FOR VALUE RECEIVED, MIDDLE BAY OIL COMPANY, INC., BISON ENERGY CORPORATION and SHORE OIL COMPANY (collectively the "Borrowers"), hereby jointly and severally promise to pay to the order of BANK OF OKLAHOMA, NATIONAL ASSOCIATION (the "Bank"), at the Bank's principal offices in Tulsa, Oklahoma, in lawful money of the United States of America, the principal sum of FIFTY MILLION and NO/100 DOLLARS ($50,000,000.00), payable in seventy-one (71) consecutive monthly installments of principal in an amount equal to one seventy-second (1/72nd) of the lesser of the outstanding principal balance hereof on March 31, 1998 (the "Conversion Date") or the then applicable Collateral Borrowing Base in effect as of the Conversion Date, each due on the last day of each calendar month, commencing April 30, 1998, together with interest from the date funds are advanced hereunder on the unpaid balance of principal from time to time outstanding, and on any past due interest, at the variable annual rate of interest hereinafter specified, at the Option rate or rates per annum determined pursuant to Section 2.6 of the Loan Agreement (as hereinafter defined) and due and payable monthly as it accrues on the last day of each calendar month, commencing August 31, 1997, with a final payment of all unpaid principal and accrued but unpaid interest due and payable at final maturity on March 31, 2004.

         For the purposes of this Note, the "Applicable Prime Rate" shall mean the annual rate of interest announced by Chase Manhattan Bank (National Association) New York, New York ("Chase") from time to time as its prime or base rate, which shall be the rate used by Chase as a base or standard for pricing purposes and which shall not necessarily be its "best" or lowest rate.

         After default in the payment of any amount of principal or interest owing hereunder within five (5) days of the due date thereof (whether on maturity, acceleration or otherwise) or upon the occurrence of any Default or Event of Default as described in the Second Restated Revolving Credit and Term Loan Agreement of even date herewith among the Borrowers and the Bank (said Second Revolving Credit and Term Loan Agreement as the same may at any time be amended, supplemented, extended or modified and in effect being herein called the "Loan Agreement"), the unpaid principal amount hereof shall bear interest computed at a variable annual rate equal from day to day to the Applicable Prime Rate plus six percentage points (6.0%). Upon default in the payment of any installment of principal or interest payable hereunder, such interest shall, to the full extent permitted by law, bear interest at the same rate as principal.

         This Note is made pursuant to the Loan Agreement and is the Convertible Note therein described. The Loan Agreement, among other things, contains prepayment provisions, provisions for semi-annual collateral borrowing base calculations and provisions for acceleration of the maturity hereof upon the events, terms and conditions therein specified.

Promissory Note
August 25, 1997
Page 2


         This Note is secured by the Collateral described in the Security Instruments defined in the Loan Agreement which have been executed by the Borrowers and delivered to the Bank. Reference is hereby made to the Security Instruments for a description of the property, assets and interests thereby mortgaged, conveyed and/or assigned, as the case may be, the nature and extent of the security thereunder and the security interests or mortgage liens created thereby, and the rights of the Bank (or the holder of this Note) and the Borrower in respect thereof.

         Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings or this Note be placed in the hands of attorneys for collection after default, the Borrowers agree to pay hereunder, in addition to the principal and interest due and payable hereon, reasonable attorneys fees, court costs and other collection fees and expenses incurred by the holder hereof.

         The Borrowers hereby waive presentment for payment, demand, notice of nonpayment, protest and notice of protest with respect to any payment hereunder and agree to any extension of time with respect to any payment due hereunder, to any substitution or release of the security or collateral described in the Security Instruments and to the addition or release of any party liable hereunder. No delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of such rights.

         This Note constitutes a replacement and modification of that certain $15,000,000.00 Convertible Note from Middle Bay Oil Company, Inc. and Bison Energy Corporation payable to the order of the Bank dated March 31, 1997, as more particularly described in the Existing Agreement defined in the Loan Agreement. This Note and the indebtedness evidenced hereby shall be construed and enforced in accordance with and governed by the laws of the State of Oklahoma and is delivered to the order of the Bank in Tulsa, Oklahoma, by the undersigned duly authorized corporate officers of the respective Borrowers.

         Notwithstanding the stated principal amount on the face of this Note in no event shall the Bank's funding obligation hereunder or pursuant to Article II of the Loan Agreement exceed the lesser of (i) the Bank's Maximum Commitment Amount pursuant to Section 10.1 of the Loan Agreement or (ii) the Bank Borrowing Base defined in the Loan Agreement, as it may be redetermined from time to time pursuant to the terms and provisions of the Loan Agreement.


                                         MIDDLE BAY OIL COMPANY, INC.


                                         By
                                            ----------------------------------
                                            John J. Bassett, President

Promissory Note
August 25, 1997
Page 3


                                BISON ENERGY CORPORATION


                                By
                                   ------------------------------------------
                                     John J. Bassett,
                                     Chief Executive Officer


                                SHORE OIL COMPANY


                                By
                                   ------------------------------------------
                                     John J. Bassett,
                                     Chairman and Chief Executive Officer

                                            "Borrowers"



Due: March 31, 2004

                                    EXHIBIT C

                                 Existing Liens
                                 (Section 7.16)


                                      NONE

                                    EXHIBIT D

                               Other Indebtedness
                                 (Section 7.19)


                                      NONE

                                    EXHIBIT E

                                   Litigation
                                  (Section 8.1)


1. Civil Action No. 97-40-A-M2, J. B. Hanks Co., Inc. v. Shore Oil Company, in the United States District Court for the Middle District of Louisiana.

2. Civil Action No. H-97-0158, Shore Oil Company v. J. B. Hanks Co., Inc., in the United States District Court for the Southern District of Texas, Houston Division.

3. Everett A. Giroir, Jr., et al. v. Shore Oil Company, et al., 32nd Judicial District Court, Parish of Terrebonne, Number 113341, Division "E."

                                    EXHIBIT F

                              Take or Pay Disputes
                                  (Section 8.8)



                                      NONE

                                    EXHIBIT G

                               Title to Properties
                                 (Section 8.17)